Exhibit 10.5

LEASE

Landlord:	Britannia Hacienda VIII, LLC

Tenant:	Complete Genomics, Inc.

Date:	October 31, 2008

TABLE OF CONTENTS

1.	PROPERTY		1
	1.1	Lease of Premises	1
	1.2	Landlord’s Reserved Rights	3
	1.3	Expansion Option	3
	1.4	First Refusal Right	4
2.	TERM		5
	2.1	Term	5
	2.2	[Intentionally Omitted.]	8
	2.3	Condition of Premises	8
	2.4	Acknowledgment of Commencement Date	9
	2.5	Holding Over	9
	2.6	Option to Extend Term	10
3.	RENTAL		10
	3.1	Rental Amounts	10
		(a) Minimum Monthly Rental	10
		(b) Additional Monthly Rent	12
		(c) Rental Amounts During Extended Term	13
		(d) Square Footage of Premises	14
	3.2	Late Charge	14
4.	TAXES		15
	4.1	Personal Property	15
	4.2	Real Property	15
5.	OPERATING EXPENSES		16
	5.1	Payment of Operating Expenses	16
	5.2	Definition of Operating Expenses	17
	5.3	Determination of Operating Expenses	18
	5.4	Final Accounting for Expense Year	19
	5.5	Proration	20
6.	UTILITIES		20
	6.1	Payment	20
	6.2	Interruption	21
7.	ALTERATIONS; SIGNS		21
	7.1	Right to Make Alterations	21
	7.2	Title to Alterations	22
	7.3	Tenant Trade Fixtures	23
	7.4	No Liens	23
	7.5	Signs	24

8.	MAINTENANCE AND REPAIRS		24
	8.1	Landlord’s Obligation for Maintenance	24
	8.2	Tenant’s Obligation for Maintenance	25
		(a) Good Order, Condition and Repair	25
		(b) Landlord’s Remedy	26
		(c) Condition upon Surrender	26
9.	USE OF PROPERTY		26
	9.1	Permitted Use	26
	9.2.	Requirements Relating to Vacancy	26
	9.3	No Nuisance	27
	9.4	Compliance with Laws	27
	9.5	Liquidation Sales	27
	9.6	Environmental Matters	28
10.	INSURANCE AND INDEMNITY		33
	10.1	Insurance	33
	10.2	Quality of Policies and Certificates	36
	10.3	Workers’ Compensation; Employees	36
	10.4	Waiver of Subrogation	36
	10.5	Increase in Premiums	37
	10.6	Indemnification	37
	10.7	Blanket Policy	37
11.	SUBLEASE AND ASSIGNMENT		37
	11.1	Assignment and Sublease of Building	37
	11.2	Rights of Landlord	38
12.	RIGHT OF ENTRY AND QUIET ENJOYMENT		40
	12.1	Right of Entry	40
	12.2	Quiet Enjoyment	40
13.	CASUALTY AND TAKING		40
	13.1	Damage or Destruction	40
	13.2	Condemnation	42
	13.3	Reservation of Compensation	43
	13.4	Restoration of Improvements	43
14.	DEFAULT		43
	14.1	Events of Default	43
		(a) Abandonment	43
		(b) Nonpayment	44
		(c) Other Obligations	44
		(d) General Assignment	44
		(e) Bankruptcy	44
		(f) Receivership	44
		(g) Attachment	45
		(h) Insolvency	45
	14.2	Remedies upon Tenant’s Default	45
	14.3	Remedies Cumulative	46
15.	SUBORDINATION, ATTORNMENT AND SALE		46
	15.1	Subordination to Mortgage	46

- ii -

	15.2	Sale of Landlord’s Interest	47
	15.3	Estoppel Certificates	47
	15.4	Subordination to CC&R’s.	47
	15.5	Mortgagee Protection	48
16.	SECURITY		48
	16.1	Deposit	48
17.	MISCELLANEOUS		49
	17.1	Notices; Payments to Landlord	49
	17.2	Successors and Assigns	51
	17.3	No Waiver	51
	17.4	Severability	51
	17.5	Litigation Between Parties	51
	17.6	Surrender	51
	17.7	Interpretation	52
	17.8	Entire Agreement	52
	17.9	Governing Law	52
	17.10	No Partnership	52
	17.11	Financial Information	52
	17.12	Costs	53
	17.13	Time	53
	17.14	Rules and Regulations	53
	17.15	Brokers	53
	17.16	Memorandum of Lease	53
	17.17	Organizational Authority	54
	17.18	Execution and Delivery	54
	17.19	Survival	54
	17.20	Publicity	54
	17.21	Parking	55

EXHIBITS

EXHIBIT A-1	Site Plan (The Center)
EXHIBIT A-2	2071 Building Plan
EXHIBIT A-3	2025 Building Plan
EXHIBIT B	Workletter
EXHIBIT C	Form of Acknowledgment of Commencement Date

- iii -

LEASE

THIS LEASE (“Lease”) is made and entered into as of October 31, 2008 (the “Lease Commencement Date”), by and between BRITANNIA HACIENDA VIII, LLC, a Delaware limited liability company (“Landlord”), and COMPLETE GENOMICS, INC., a Delaware corporation (“Tenant”). This Lease supersedes the Short Term Lease Agreement dated as of September 15, 2008 previously executed by Landlord and Tenant with respect to the Existing Premises (as defined below), which Short Term Lease Agreement is hereby terminated and shall be of no further force or effect.

THE PARTIES AGREE AS FOLLOWS:

1. PROPERTY

1.1 Lease of Premises.

(a) Landlord leases to Tenant and Tenant hires and leases from Landlord, on the terms, covenants and conditions hereinafter set forth, the premises consisting of the freestanding two-story building containing approximately 66,096 rentable square feet, commonly known as 2071 Stierlin Court (the “2071 Building”), located in the Britannia Shoreline Technology Park (referred to interchangeably herein as the “Center” or the “Property”) in the City of Mountain View, County of Santa Clara, State of California. For purposes of the initial phasing-in period under this Lease, the 2071 Building is considered to be subdivided into two parts: the first floor leasable premises in the 2071 Building, consisting of an exclusive occupancy area on the first floor of the 2071 Building plus the nonexclusive right to use the 2071 Building Common Areas (as defined below) (the “Existing Premises”), containing approximately 32,148 rentable square feet (including an allocable portion of the 2071 Building Common Areas), and the second floor leasable premises in the 2071 Building, consisting of the entire second floor of the 2071 Building plus the nonexclusive right to use the 2071 Building Common Areas (the “Expansion Premises”), containing approximately 33,948 rentable square feet (including an allocable portion of the 2071 Building Common Areas). The Existing Premises are presently occupied by Tenant as a subtenant under a sublease (the “Aerogen Sublease”) from Aerogen, Inc. (“Aerogen”). which in turn is the master tenant of the Existing Premises pursuant to a direct lease from Landlord’s predecessor in interest (the “Aerogen Lease”); both the Aerogen Lease and the Aerogen Sublease are scheduled to expire on February 28, 2009. The Expansion Premises are presently occupied by QLogic Corporation under a lease which is scheduled to expire on January 31, 2010 (the “QLogic Lease”). The Center, the 2071 Building and the approximate location of the 2071 Building within the Center are depicted on the site plan attached hereto as Exhibit A-1 and incorporated herein by this reference (the “Site Plan”). The footprint and general interior configuration of the 2071 Building, including the 2071 Building Common Areas, are depicted on the drawings attached hereto as Exhibit A-2 and incorporated herein by this reference (collectively, the “2071 Building Plan”). The parking areas, driveways, sidewalks, landscaped areas and other portions of the Center that lie outside the exterior walls of the buildings now or hereafter existing from time to time in the Center, as depicted in the Site Plan and as hereafter modified by Landlord from time to time in accordance with the provisions of this Lease, are sometimes referred to herein as the “Center Common Areas.” Such Center Common Areas include, but are not limited to, the “recreational area” which is currently maintained by Landlord in the area between the buildings at 2023 Stierlin Court and 2025 Stierlin Court, provided that the right of Tenant and other occupants of the Center to use such “recreational area” is subject to the right of the City of Mountain View to require that a portion of the recreational area be paved and converted to parking use at a time to be determined at the discretion of the City and/or the potential development of that area by Landlord or any subsequent owner of the Center.

(b) Tenant is also being granted under this Lease certain rights, as more particularly set forth below, with respect to the freestanding two-story building containing approximately 40,004 rentable square feet, commonly known as 2025 Stierlin Court (the “2025 Building”), also located in the Center. For purposes of such rights, the 2025 Building is considered to be subdivided into two parts: the second floor leasable premises in the 2025 Building, consisting of the entire second floor of the 2025 Building plus the nonexclusive right to use the 2025 Building Common Areas (as defined below) (the “2025 Expansion Premises”), containing approximately 21,671 rentable square feet (including an allocable portion of the 2025 Building Common Areas), and the first floor leasable premises in the 2025 Building, consisting of an exclusive occupancy area on the first floor of the 2025 Building plus the nonexclusive right to use the 2025 Building Common Areas (the “First Refusal Premises”), containing approximately 18,333 rentable square feet (including an allocable portion of the 2025 Building Common Areas). The 2025 Building and the approximate location of the 2025 Building within the Center are depicted on the Site Plan, and the approximate footprint and general interior configuration of the 2025 Building, including the 2025 Building Common Areas, are depicted on the drawings attached hereto as Exhibit A-3 and incorporated herein by this reference (collectively, the “2025 Building Plan”).

(c) As used in this Lease, the term “Premises” refers collectively to all of the respective premises as to which a “Commencement Date” has occurred as of the date the term “Premises” is being applied or interpreted. Thus, from and after the Existing Premises Commencement Date (as defined below), the Premises shall include the Existing Premises; from and after the Expansion Premises Commencement Date (as defined below), the Premises shall include the Expansion Premises; from and after the 2025 Expansion Premises Commencement Date (as defined below), if Tenant validly exercises its expansion option with respect to the 2025 Expansion Premises, the Premises shall include the 2025 Expansion Premises; and from and after the First Refusal Premises Commencement Date (as defined below), if Tenant validly exercises its first refusal right with respect to the First Refusal Premises, the Premises shall include the First Refusal Premises. As used in this Lease, the term “Building” (i) refers solely to the 2071 Building with respect to any period when the Premises consist solely of the Existing Premises and/or the Expansion Premises, and (ii) refers collectively to the 2071 Building and the 2025 Building, or severally to either one of them if the context reasonably so requires, with respect to any period when the Premises consist of both the 2071 Building and also part or all of the 2025 Building. As used in this Lease with reference to a specified Building, the term “Building Common Areas” means those portions of the first floor of the applicable Building designated by Landlord from time to time as Building common areas, including (but not limited to), to the extent applicable, the entrance lobby, any common restrooms and showers, any shared loading dock, any master electrical closet, and any common exit hallways.

(d) As an appurtenance to Tenant’s leasing of the Premises pursuant to this Lease, Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, (i) those portions of the Center Common Areas improved from time to time for use as parking areas, driveways, sidewalks, landscaped areas, or for other common purposes, and (ii) all access easements and similar rights and privileges relating to or appurtenant to the Center and created or existing from time to time under any access easement agreements, declarations of covenants, conditions and restrictions, or other written agreements now or hereafter of record with respect to the Center, subject however to any limitations applicable to such rights and privileges under applicable law, under this Lease and/or under the written agreements creating such rights and privileges.

1.2 Landlord’s Reserved Rights. To the extent reasonably necessary to permit Landlord to exercise any rights of Landlord and discharge any obligations of Landlord under this Lease, Landlord shall have, in addition to the right of entry set forth in Section 12.1 hereof, the following rights: (i) to make changes to the Building Common Areas and/or the Center Common Areas, including, without limitation, changes in the location, size or shape of any portion of the Building Common Areas and/or the Center Common Areas, and to construct and/or relocate parking structures and/or parking spaces in the Center; (ii) to close temporarily any of the Building Common Areas and/or the Center Common Areas for maintenance or other reasonable purposes; (iii) to construct, alter or add to other buildings and Center Common Area improvements in the Center; (iv) to use the Center Common Areas while engaged in making additional improvements, repairs or alterations to the Center or any portion thereof; and (v) to do and perform such other acts with respect to the Building Common Areas, the Center Common Areas and the Center as may be necessary or appropriate. Landlord shall not exercise rights reserved to it pursuant to this Section 1.2 in such a manner as to cause any material diminution of Tenant’s rights, or any material increase of Tenant’s obligations, under this Lease, or in such a manner as to leave Tenant without reasonable parking or reasonable access to the Premises or otherwise to materially impair Tenant’s ability to conduct its activities in the normal manner; provided, however, that the foregoing shall not limit or restrict Landlord’s right to undertake reasonable construction activity and Tenant’s use of the Premises shall be subject to reasonable temporary disruption incidental to such activity diligently prosecuted.

1.3 Expansion Option. The 2025 Expansion Premises are presently occupied by Bytemobile, Inc. (“Bytemobile”) under a lease which is scheduled to expire on December 31, 2009 (the “Bytemobile Lease”). Tenant shall have the option, exercisable by written notice to Landlord at any time on or before April 30, 2009, to cause the 2025 Expansion Premises to be added to the Premises upon expiration of the Bytemobile Lease, at the minimum rental set forth in Section 3.1 and otherwise upon all the terms and provisions set forth in this Lease. If Tenant is in default hereunder, beyond any applicable notice and cure periods, on the date of such notice or on the date possession of the 2025 Expansion Premises is to be tendered to Tenant, then the exercise of the option shall be of no force or effect, the 2025 Expansion Premises shall not be added to the Premises, and this option shall be of no further force or effect. The option granted herein is personal to Tenant, and may not be exercised (except with Landlord’s prior written consent, in Landlord’s sole discretion) by any assignee of Tenant’s interest under this Lease or by any subtenant.

1.4 First Refusal Right.

(a) The First Refusal Premises are presently leased to another tenant, Omnicell, Inc. (“Omnicell”), under a lease presently scheduled to expire in August 2011. Landlord shall not lease all or any portion of the First Refusal Premises at any time during the term of this Lease (including any extended term, if applicable), except in compliance with this Section 1.4; provided, however, that the foregoing restriction shall not apply during any period in which Tenant is in default under this Lease, beyond any applicable notice and cure periods; provided further, that Tenant’s rights pursuant to this Section 1.4 are subordinate to the rights of Omnicell and its successors in interest (if any) pursuant to Omniceirs lease presently in effect and as amended from time to time (the “Omnicell Lease”), including (without limitation) the two-year renewal right existing in favor of Omnicell under the Omnicell Lease as of the Lease Commencement Date (all such superior rights described in this proviso being hereinafter collectively referred to as “Omnicell Rights”); provided further, that if Tenant fails to timely and effectively exercise its expansion option with respect to the 2025 Expansion Premises under Section 1.3 above, then Tenant’s rights under this Section 1.4 shall expire as of May 1, 2009 and shall thereafter be of no further force or effect; and provided further, that Tenant’s rights pursuant to this Section 1.4 are personal to Tenant, and may not be exercised (except with Landlord’s prior written consent, in Landlord’s sole discretion) by any assignee of Tenant’s interest under this Lease or by any subtenant.

(b) If, at any time during the term of this Lease (including any extended term, if applicable), Landlord receives and wishes to accept a bona fide written offer from a person or entity (an “Offeror,” provided, however, that the term “Offeror” shall not include Omnicell or any successor in interest with respect to any rights or negotiations under the Omnicell Lease or with respect to any other Omnicell Rights) to lease all or any portion of the First Refusal Premises and if Tenant is not then in default under this Lease (beyond any applicable notice and cure periods), then Landlord shall give written notice of such bona fide written offer to Tenant (the “First Refusal Notice”), specifying the material terms on which the Offeror proposes to lease the First Refusal Premises or applicable portion thereof (the “Offered Space”), and shall offer to Tenant the opportunity to lease the Offered Space on the terms specified in the First Refusal Notice. For purposes of this Section 1.4(b), an offer shall be considered bona fide if it is contained in a letter of intent, terms sheet or other writing signed by the Offeror and specifies the material terms of the proposed lease. Tenant shall have five (5) business days after the date of giving of the First Refusal Notice in which to accept such offer by written notice to Landlord. Upon such acceptance by Tenant, the Offered Space shall be leased to Tenant on the terms set forth in the First Refusal Notice and on the additional terms and provisions set forth in this Lease (except to the extent inconsistent with the terms set forth in the First Refusal Notice), and the parties shall promptly (and in all events within twenty (20) days after delivery of Tenant’s acceptance) execute a lease amendment or other written agreement incorporating and implementing the terms of Tenant’s leasing of the Offered Space in accordance with this subparagraph (b). If Tenant does not accept Landlord’s offer within the allotted time or if the parties fail to enter into such a lease amendment or other written agreement within the required time (notwithstanding Landlord’s and Tenant’s good faith and diligent efforts to enter into such a lease amendment or other written agreement, provided that neither party shall be entitled to invoke its own lack of good faith, diligent efforts, if applicable, as a basis for invoking this parenthetical qualification), Landlord shall thereafter have the right to lease the Offered Space to the Offeror or to any other third party, at any time within one hundred eighty (180) days after the expiration of Landlord’s offer under the First Refusal Notice, at a minimum rental and on other terms and conditions not materially more favorable to the lessee than the minimum rental and other terms offered to Tenant in the First Refusal Notice. If, in the course of negotiations with the Offeror or another third party during the 180-day period described in the preceding sentence, Landlord wishes to modify the minimum rental or other terms set forth in the First Refusal Notice in a manner materially more favorable to the Offeror or other third party than the minimum rental or other terms set forth in the First Refusal Notice, then Landlord shall be required to re-offer the Offered Space to Tenant on such more favorable terms pursuant to a new First Refusal Notice. For purposes of the preceding two sentences, a variance of less than five percent (5%) in the amount of minimum or base NNN rent payments shall not be deemed materially more favorable to the Offeror than the terms set forth in the First Refusal Notice. If Landlord does not lease the Offered Space to the Offeror or another third party during the 180-day period described above, or if Landlord leases the Offered Space to the Offeror or another third party and Landlord later, upon expiration or termination of such lease, again wishes to lease the Offered Space or any portion thereof during the term of this Lease (including any extended terms, if applicable), then in either such event this first refusal right shall reattach to the Offered Space on all of the same terms set forth above.

2. TERM

2.1 Term.

(a) The term of this Lease shall commence on the Lease Commencement Date as defined above. Tenant’s occupancy rights, obligation to pay minimum rental and Operating Expenses and other rights and obligations under this Lease with respect to the various Premises shall commence as follows (the respective dates defined or described in each of the following subparagraphs being sometimes referred to in this Lease collectively as the “Commencement Dates” or individually as a “Commencement Date” as the context reasonably requires):

(i) Such rights and obligations shall commence with respect to the Existing Premises on March 1, 2009 (the “Existing Premises Commencement Date”), immediately following the expiration of the master lease with Aerogen, Inc. and of Tenant’s sublease thereunder.

(ii) Such rights and obligations shall commence with respect to the Expansion Premises on the date Landlord tenders possession of the Expansion Premises to Tenant, free and clear of all other rights and tenancies (the “Expansion Premises Commencement Date”). Although the QLogic Lease is scheduled to expire on January 31, 2010, Landlord is engaged in negotiations regarding an early termination of the QLogic Lease. Based on the present status of those negotiations, Landlord’s current target date for early termination of the QLogic Lease is February 16, 2009. Landlord shall use reasonable diligence and commercially reasonable efforts (A) to achieve a negotiated early termination of the QLogic Lease at the earliest practicable date, (B) to deliver possession of the Expansion Premises to Tenant as soon as practicable following the effective date of such early termination of the QLogic Lease, and (C) to give Tenant at least ten (10) days prior written notice of the date on which Landlord expects the Expansion Premises Commencement Date to occur. Moreover, without limiting the foregoing provisions, if QLogic has not surrendered possession of the Expansion Premises to Landlord by February 16, 2009, then Landlord shall use reasonable diligence and commercially reasonable efforts to take all steps which a reasonable, prudent and experienced commercial landlord would take (including, without limitation, initiation of unlawful detainer proceedings if such proceedings would be a reasonable and prudent step under the foregoing standards) in order to recover possession and control of the Expansion Premises at the earliest practicable date after February 16, 2009.

(iii) Assuming a timely and effective exercise of Tenant’s expansion option under Section 1.3 above, (A) such rights and obligations shall commence with respect to the 2025 Expansion Premises on the date Landlord tenders possession of the 2025 Expansion Premises to Tenant, free and clear of all other rights and tenancies (the “2025 Expansion Premises Commencement Date”), except that Tenant’s obligation to pay monthly minimum rental with respect to the 2025 Expansion Premises shall not commence until the date which is sixty (60) days after the 2025 Expansion Premises Commencement Date; (B) assuming a timely surrender of the 2025 Expansion Premises by Bytemobile at the expiration of the Bytemobile Lease, Landlord’s target date for tender of possession of the 2025 Expansion Premises to Tenant would be January 1, 2010, in which event the date for commencement of Tenant’s monthly minimum rental obligation with respect to the 2025 Expansion Premises would be March 2, 2010; and (C) Landlord shall use reasonable diligence and commercially reasonable efforts (x) to tender possession of the 2025 Expansion Premises to Tenant as soon as practicable following the expiration of the Bytemobile Lease and surrender of the 2025 Expansion Premises by Bytemobile, and (y) to give Tenant at least ten (10) days prior written notice of the date on which Landlord expects the tender of possession of the 2025 Expansion Premises to Tenant to occur.

(iv) Assuming a timely and effective exercise of Tenant’s first refusal right with respect to any Offered Space pursuant to Section 1.4 above, such rights and obligations shall commence with respect to the applicable Offered Space on the date established pursuant to the First Refusal Notice and the lease amendment or other implementing agreement contemplated in Section 1.4(b) above (the “First Refusal Premises Commencement Date”).

(b) The term of this Lease shall end on August 31, 2016 (the “Termination Date”), unless sooner terminated or extended as hereinafter provided.

(c) Notwithstanding anything to the contrary contained in this Lease or in the Workletter (as defined below), if Landlord has not been able to achieve an early termination of the QLogic Lease and delivery of the Expansion Premises to Tenant prior to April 1, 2009, then Tenant shall have the right to terminate this Lease (subject to the express provisions of this paragraph (c)) by written notice to Landlord at any time on or after April 1, 2009 and prior to Landlord’s delivery of the Expansion Premises to Tenant, in which event upon timely delivery of such a written notice of termination by Tenant, unless otherwise expressly agreed by Landlord and Tenant in writing, the following provisions shall apply:

(i) this Lease shall continue in effect solely with respect to the Existing Premises, and the parties shall have no further rights or obligations under this Lease with respect to the Expansion Premises, the 2025 Expansion Premises or the First Refusal Premises;

(ii) the initial term of this Lease with respect to the Existing Premises shall expire on June 30, 2009, at which time this Lease shall then become a continuing month-to-month lease of the Existing Premises terminable by either party on not less than thirty (30) days prior written notice to the other party, which termination maybe effective as of June 30, 2009 (if notice is duly given by either party at least 30 days prior to that date) or at any time thereafter, subject to timely delivery of appropriate written notice by the terminating party;

(iii) no Tenant Improvement Allowance shall be available to Tenant with respect to the Existing Premises; and

(iv) the minimum rental payable with respect to the Existing Premises shall be $96,444,00 ($3.00 per rentable square foot) per month, both during such initial three-month term and during the month-to-month period which follows.

(d) Notwithstanding anything to the contrary in the preceding portions of this Section 2.1, Tenant shall have the right to elect an early termination of this Lease, effective as of either September 1, 2011 or September 1, 2012, subject to the following terms and conditions::

(i) Tenant shall give written notice of its exercise of such early termination right to Landlord no later than nine (9) months prior to the applicable effective date; and

(ii) Concurrently with its delivery of such written notice, Tenant shall pay to Landlord, in immediately available funds, a termination fee calculated as follows:

(A) in the case of a termination as of September 1, 2011, the termination fee shall be equal to the entire Additional Monthly Rent (if any) due under this Lease (without regard to such early termination) for the period from September 1, 2011 through August 31, 2016, plus sixty-five percent (65%) of the minimum monthly rent and Operating Expenses due under this Lease (without regard to such early termination) for the period from September 1, 2011 through August 31, 2016; and

(B) in the case of a termination as of September 1, 2012, the termination fee shall be equal to the entire Additional Monthly Rent (if any) due under this Lease (without regard to such early termination) for the period from September 1, 2012 through August 31, 2016, plus fifty percent (50%) of the minimum monthly rent and Operating Expenses due under this Lease (without regard to such early termination) for the period from September 1, 2012 through August 31, 2016.

2.2 [Intentionally Omitted.]

2.3 Condition of Premises. Tenant has had an opportunity to inspect the condition of the Premises and agrees to accept each applicable portion of the Premises “as is” in its condition existing as of the date of this Lease, without any obligation on the part of Landlord to improve, alter, repair or clean the Premises in any way for Tenant’s occupancy hereunder, except as otherwise expressly provided herein. Notwithstanding the foregoing:

(a) As noted above, Tenant has been occupying the Existing Premises as a subtenant and will simply continue such occupancy, as a direct tenant under this Lease, effective as of the Existing Premises Commencement Date. Accordingly, this Lease has no specific delivery requirements with respect to the physical condition of the Existing Premises; obligations of the applicable parties with respect to the physical condition of the Existing Premises (including, but not limited to, repair and maintenance obligations) shall be governed by the Aerogen Lease (and, as between Aerogen and Tenant, by the Aerogen Sublease) for the period prior to the Existing Premises Commencement Date, and by this Lease for the period commencing on the Existing Premises Commencement Date.

(b) Landlord shall deliver the Expansion Premises, 2025 Expansion Premises (if applicable) and First Refusal Premises (if applicable), together with all related Building systems and existing improvements, in “as is” condition, except that Landlord shall, at Landlord’s sole expense, perform all work necessary to cause the following (collectively, “Landlord’s Work”) to be true prior to or as soon as practicable after the applicable Commencement Date with respect to the applicable portion of the Premises: (i) the applicable portion of the Premises shall be delivered in broom-clean condition, and (ii) all existing Building systems (including, but not limited to, HVAC, mechanical, electrical, plumbing and life safety systems) and utilities serving the applicable portion of the Premises shall be in good working condition and operable in their current locations, prior to modifications (or damage, if any) as a result of Tenant’s improvements or use. To the extent it is not reasonably practicable for Landlord’s Work to be completed by the applicable Commencement Date with respect to any portion of the Premises, Landlord shall thereafter proceed diligently and with reasonable efforts to complete Landlord’s Work as promptly as practicable thereafter, and Landlord and Tenant shall cooperate reasonably and in good faith with one another (and cause their respective consultants and contractors to cooperate reasonably and in good faith with one another) in endeavoring to minimize any interference or delay by either party with respect to the other party’s work during the concurrent performance of their respective work in the applicable portion of the Premises. Following Landlord’s written notice to Tenant that Landlord has completed Landlord’s Work in any applicable portion of the Premises and is delivering such portion of the Premises and the related existing Building systems and improvements in the condition required above in this paragraph (“Landlord’s Completion Notice”), the respective obligations of the parties with respect to the maintenance, repair and/or replacement of all such systems and improvements shall be determined in accordance with the provisions of Article 8 hereof and any other applicable provisions of this Lease. If Landlord’s obligations with respect to Landlord’s Work under this paragraph in any applicable portion of the Premises are violated in any respect, then it shall be the obligation of Landlord, after receipt of written notice from Tenant setting forth with specificity the nature of the violation, to correct promptly and diligently, at Landlord’s sole cost, the condition(s) constituting such violation, except that Tenant shall be responsible for any such corrective work to the extent the conditions) constituting the violation are attributable to modifications (or damage, if any) in the course of Tenant’s improvements to or use of the applicable portion of the Premises; provided, however, that Tenant’s failure to give such written notice to Landlord regarding any alleged violation within sixty (60) days after the later of (x) the Commencement Date with respect to such portion of the Premises or (y) the delivery of Landlord’s Completion Notice with respect to such portion of the Premises shall give rise to a conclusive and irrebuttable presumption that Landlord has complied with all Landlord’s obligations under this paragraph with respect to such portion of the Premises. TENANT ACKNOWLEDGES THAT THE WARRANTIES AND/OR OBLIGATIONS CONTAINED IN THIS SECTION 2.3 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION OF THE PREMISES, BUILDING SYSTEMS AND EXISTING IMPROVEMENTS IN THE PREMISES, AND THAT LANDLORD MAKES NO OTHER WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.3.

(c) Tenant’s construction of any alterations or improvements that Tenant may elect to construct in connection with Tenant’s initial occupancy and use of the respective portions of the Premises shall be governed by the Workletter attached hereto as Exhibit B and incorporated herein by this reference (the “Workletter”), the provisions of which Workletter are incorporated in this Lease as if fully set forth herein, and such alterations and improvements shall be constructed in compliance with all of the provisions thereof (including, without limitation, all conditions relating to Landlord’s approval of contractors, subcontractors, and plans and specifications), as well as the provisions of this Section 2.3.

2.4 Acknowledgment of Commencement Date. Promptly following each respective Commencement Date, Landlord and Tenant shall execute a written acknowledgment of such Commencement Date, the Termination Date and related matters, substantially in the form attached hereto as Exhibit C (with appropriate insertions), each of which acknowledgments shall be deemed to be incorporated herein by this reference. Notwithstanding the foregoing requirement, the failure of either party to execute such a written acknowledgment shall not affect the determination of the applicable Commencement Date, Termination Date and related matters in accordance with the provisions of this Lease.

2.5 Holding Over. If Tenant holds possession of the Premises or any portion thereof after the term of this Lease with Landlord’s written consent, then except as otherwise specified in such consent, Tenant shall become a tenant from month to month at one hundred twenty-five percent (125%) of the minimum rental and otherwise upon the terms herein specified for the period immediately prior to such holding over and shall continue in such status until the tenancy is terminated by either party upon not less than thirty (30) days prior written notice. If Tenant holds possession of the Premises or any portion thereof after the term of this Lease without Landlord’s written consent, then Landlord in its sole discretion may elect (by written notice to Tenant) to have Tenant become a tenant either from month to month or at will, at one hundred fifty percent (150%) of the minimum rental (prorated on a daily basis for an at-will tenancy, if applicable) and otherwise upon the terms herein specified for the period immediately prior to such holding over, or may elect to pursue any and all legal remedies available to Landlord under applicable law with respect to such unconsented holding over by Tenant. Tenant shall indemnify and hold Landlord harmless from any loss, damage, claim, liability, cost or expense (including reasonable attorneys’ fees) resulting from any delay by Tenant in surrendering the Premises or any portion thereof, including but not limited to any claims made by a succeeding tenant by reason of such delay. Acceptance of rent by Landlord following expiration or termination of this Lease shall not constitute a renewal of this Lease.

2.6 Option to Extend Term. Tenant shall have the option to extend the term of this Lease, at the minimum rental set forth in Section 3.1(c) and otherwise upon all the terms and provisions set forth herein with respect to the initial term of this Lease, for one (1) additional term of five (5) years, commencing upon the expiration of the initial term hereof; provided, however, that such option shall be exercisable solely with respect to one of the following two configurations of space: either (a) with respect to the entire Premises covered by this Lease on the date of exercise of such option, or (b) with respect to the entire Premises located in the 2071 Building but not with respect to any portion of the Premises located in the 2025 Building (if applicable). Exercise of such option shall be by written notice to Landlord not less than nine (9) months and not more than twelve (12) months prior to the expiration of the initial term hereof. If Tenant is in default hereunder, beyond any applicable notice and cure periods, on the date of such notice or on the date the extended term is to commence, then the exercise of the option shall be of no force or effect, the extended term shall not commence and this Lease shall expire at the end of the initial term of this Lease (or at such earlier time as Landlord may elect pursuant to the default provisions of this Lease). If Tenant properly exercises its extension option under this Section, then all references in this Lease (other than in this Section 2.6 itself) to the “term” of this Lease shall be construed to include the extension term thus elected by Tenant. The extension option granted herein is personal to Tenant, and may not be exercised (except with Landlord’s prior written consent, in Landlord’s sole discretion) by any assignee of Tenant’s interest under this Lease or by any subtenant. Except as expressly set forth in this Section 2.6, Tenant shall have no right to extend the term of this Lease beyond its prescribed term.

3. RENTAL

3.1 Rental Amounts.

(a) Minimum Monthly Rental.

(i) 2071 Building. Tenant shall pay to Landlord as minimum rental for the Premises in the 2071 Building, in advance, without deduction, offset, notice or demand, on or before the earlier to occur of the Existing Premises Commencement Date or the Expansion Premises Commencement Date and thereafter on or before the first day of each subsequent calendar month of the initial term of this Lease, the following amounts per month:

[rest of page intentionally left blank]

Months	Sq Ft	PSF/mo	Monthly Minimum Rental
02/15/09-02/28/09	33,948	$3.00	$101,844.00
03/01/09-02/28/10	66,096	$3.00	$198,288.00
03/01/10-02/28/11	66,096	$3.09	$204,236.64
03/01/11 -02/29/12	66,096	$3.18	$210,185.28
03/01/12-02/28/13	66,096	$3.28	$216,794.88
03/01/13-02/28/14	66,096	$3.38	$223,404.48
03/01/14-02/28/15	66,096	$3.48	$230,014.08
03/01/15-02/29/16	66,096	$3.58	$236,623.68
03/01/16-08/31/16	66,096	$3.69	$243,894.24

The foregoing table assumes occurrence of the Expansion Premises Commencement Date on February 15, 2009 and of the Existing Premises Commencement Date on March 1, 2009. If either or both of such actual Commencement Dates differ from the assumed dates, then the table and the applicable date(s) for commencement of Tenant’s rental obligations as reflected therein shall be modified accordingly.

(ii) 2025 Expansion Premises (If Applicable). Assuming a timely and effective exercise of Tenant’s expansion option under Section 1.3 above, Tenant shall pay to Landlord as minimum rental for the 2025 Expansion Premises, in advance, without deduction, offset, notice or demand, on or before the date which is sixty (60) days after the 2025 Expansion Premises Commencement Date and thereafter on or before the first day of each subsequent calendar month of the initial term of this Lease, the following amounts per month:

Months	Sq Ft	PSF/mo	Monthly Minimum Rental
03/02/10-02/28/11	21,671	$3.09	$66,963.39
03/01/11 -02/29/12	21,671	$3.18	$68,913.78
03/01/12-02/28/13	21,671	$3.28	$71,080.88
03/01/13-02/28/14	21,671	$3.38	$73,247.98
03/01/14-02/28/15	21,671	$3.48	$75,415.08
03/01/15-02/29/16	21,671	$3.58	$77,582.18
03/01/16-08/31/16	21,671	$3.69	$79,965.99

The foregoing table assumes occurrence of the 2025 Expansion Premises Commencement Date on January 1, 2010, with the 60th day thereafter falling on March 2, 2010. If the actual 2025 Expansion Premises Commencement Date differs from the assumed date, then the table and the applicable date for commencement of Tenant’s rental obligations as reflected therein shall be modified accordingly; if the 60th day after the 2025 Expansion Premises Commencement Date occurs earlier than March 1, 2010, then the applicable rental rate per square foot per month for the 2025 Expansion Premises during periods prior to March 1, 2010 shall be $3.00 per square foot per month. If Tenant fails to timely and effectively exercise its expansion option with respect to the 2025 Expansion Premises under Section 1.3 above, then the provisions of this subparagraph (ii) shall have no force or effect.

(iii) First Refusal Premises (If Applicable). Assuming a timely and effective exercise of Tenant’s first refusal right with respect to any Offered Space pursuant to Section 1.4 above, Tenant’s monthly minimum rental obligations with respect to the applicable Offered Space shall commence on the applicable First Refusal Premises Commencement Date and the amount of such obligations shall be established pursuant to the First Refusal Notice and the lease amendment or other implementing agreement contemplated in Section 1.4(b) above.

(iv) Partial Months. If the obligation to pay minimum rental hereunder for any portion of the Premises during the initial term or during any extended term commences on other than the first day of a calendar month or if the initial term or any extended term of this Lease terminates on other than the last day of a calendar month, the minimum rental for such first or last month of the applicable initial or extended term of this Lease, as the case may be, shall be prorated based on the number of days the applicable term of this Lease is in effect during such month. If an increase in minimum rental becomes effective on a day other than the first day of a calendar month, the minimum rental for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which such rate is in effect.

(b) Additional Monthly Rent. If Tenant draws down any portion of the Additional TI Allowance (as defined in the Workletter), then beginning on the later of the first Commencement Date to occur under this Lease or the first day of the calendar month following the month in which the first disbursement of Additional TI Allowance funds by Landlord occurs and continuing on the first day of each subsequent calendar month throughout the remainder of the initial term of this Lease, Tenant shall pay to Landlord, in addition to the minimum monthly rental payable under Section 3.1(a), additional monthly rent (“Additional Monthly Rent” which term may refer either severally or collectively to the First Tranche Additional Monthly Rent and/or the Second Tranche Additional Monthly Rent, as the context reasonably requires) as follows:

(i) To the extent funds are disbursed by Landlord from the First Tranche of the Additional TI Allowance (as defined in the Workletter), Additional Monthly Rent shall be payable in an amount equal to the amount necessary to amortize the entire cumulative amount of the funds drawn down by Tenant from the First Tranche of the Additional TI Allowance over the remainder of the initial term of this Lease on a level-payment basis with an implied interest rate of nine percent (9%) per annum on the unamortized balance of such funds drawn from the First Tranche of the Additional TI Allowance from time to time (the “First Tranche Additional Monthly Rent”).

(ii) To the extent funds are disbursed by Landlord from the Second Tranche of the Additional TI Allowance (as defined in the Workletter), Additional Monthly Rent shall be payable in an amount equal to the amount necessary to amortize the entire cumulative amount of the funds drawn down by Tenant from the Second

Tranche of the Additional TI Allowance over the remainder of the initial term of this Lease on a level-payment basis with an implied interest rate of ten percent (10%) per annum on the unamortized balance of such funds drawn from the Second Tranche of the Additional TI Allowance from time to time (the “Second Tranche Additional Monthly Rent”). The Second Tranche Additional Monthly Rent calculated and payable pursuant to this subparagraph (ii) is in addition to, and not in lieu of, the First Tranche Additional Monthly Rent calculated and payable as provided above.

(iii) The parties acknowledge that to the extent funds from either Tranche of the Additional TI Allowance are drawn down in two or more separate months by Tenant, it will be necessary for the First Tranche Additional Monthly Rent or the Second Tranche Additional Monthly Rent, as applicable, to be recalculated following each successive draw-down, in order to reflect the additional amortization amounts attributable to such successive draw-down.

(iv) The parties acknowledge that Tenant’s payment of Additional Monthly Rent based on amounts drawn under the Additional TI Allowance as set forth in this Section 3.1(b) represents a method of cost recovery and does not constitute a loan from Landlord to Tenant. Any terminology similar to that which might be used in connection with a loan (e.g., amortization concepts and interest rates) is used solely for convenience in calculating the rates of such cost recovery and may not be used or relied upon to imply any lending relationship between the parties.

(c) Rental Amounts During Extended Term. If Tenant properly exercises its option to extend the term of this Lease pursuant to Section 2.6 above, then (i) the monthly minimum rental during the first year of the extended term shall be equal to the greater of (A) one hundred three percent (103%) of the aggregate monthly minimum rental (but not Additional Monthly Rent) payable for the Premises as to which the extension is effective immediately prior to expiration of the initial term of this Lease or (B) the fair market rental (as defined below) for the Premises as to which the extension is effective, determined as of the commencement of the extended term in accordance with this paragraph, and (ii) the monthly minimum rental during each subsequent year of the extended term shall increase annually at a rate equal to the market rental increase rate (as defined below), likewise determined as of the commencement of the extended term in accordance with this paragraph. Upon Landlord’s receipt of a proper notice of Tenant’s exercise of its option to extend the term of this Lease, the parties shall have thirty (30) days in which to agree on the fair market rental and market rental increase rate for the Premises as to which the extension is effective at the commencement of the extended term for the uses permitted hereunder. If the parties agree on such fair market rental and market rental increase rate, they shall execute an amendment to this Lease stating the amount of the minimum monthly rental for the extended term as determined pursuant to the first sentence of this paragraph. If the parties are unable to agree on such fair market rental and/or market rental increase rate within such thirty (30) day period, then within fifteen (15) days after the expiration of such 30-day period each party, at its cost and by giving notice to the other party, shall appoint, a real estate appraiser with at least five (5) years experience appraising similar commercial properties in northern Santa Clara County to appraise and set the initial fair market rental and market rental increase rate for the Premises as to which the extension is effective at the commencement of the extended term in accordance with the provisions of this paragraph. If either party fails to appoint an appraiser within the allotted time, the single appraiser appointed by the other party shall be the sole appraiser. If an appraiser is appointed by each party and the two appraisers so appointed are unable to agree upon a fair market rental and market rental increase rate within thirty (30) days after the appointment of the second, then the two appraisers shall appoint a third similarly qualified appraiser within ten (10) days after expiration of such 30-day period; if they are unable to agree upon a third appraiser, then either party may, upon not less than five (5) days notice to the other party, apply to the Presiding Judge of the Santa Clara County Superior Court for the appointment of a third qualified appraiser. Each party shall bear its own legal fees in connection with appointment of the third appraiser and shall bear one-half of any other costs of appointment of the third appraiser and of such third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted for either party or its affiliates in any capacity. Within thirty (30) days after the appointment of the third appraiser, a majority of the three appraisers shall set the initial fair market rental and market rental increase rate for the extended term and shall so notify the parties. If a majority are unable to agree within the allotted time, then (x) the three appraised fair market rentals shall be averaged and the resulting figure shall be the initial fair market rental for the extended term, and (y) the three appraised market rental increase rates shall be averaged (or, if it is not possible to take a mathematical average of such market rental increase rates, then the third appraiser shall calculate a market rental increase rate which is the nearest reasonable approximation to a mathematical average of the three appraised market rental increase rates) and the resulting figure shall be the market rental increase rate for the extended term, both of which determinations shall be binding on the parties and shall be enforceable in any further proceedings relating to this Lease. For purposes of this Section 3.1 (c), the “fair market rental” of the Premises as to which the extension is effective shall be determined with reference to the then prevailing market rental rates for life sciences projects and premises in the City of Mountain View with shell and office, laboratory and research and development improvements and site (common area) improvements comparable to those then existing in the Premises as to which the extension is effective and in the Center, taking into consideration that there will be no tenant improvement allowance, free rent or other concessions under this Lease with respect to the extended term, and the “market rental increase rate” shall mean the then prevailing market rate for annual rental increases under triple-net leases of comparable duration for life sciences projects and premises in the City of Mountain View (which annual rental increase rates might, by way of example but not limitation, be expressed as a percentage of the preceding year’s rental rate or as a formula based on the Consumer Price Index or some other objective index or base, consistent with then-current market conditions).

(d) Square Footage of Premises. The Buildings and the respective portions of the Premises were fully constructed prior to the date of this Lease, have been measured by Landlord’s architect and, applying the measurement formula customarily used by Landlord to measure square footage of buildings in the Center, the respective portions of the Premises have been determined to contain the rentable square footages identified for such portions of the Premises in Section 1.1(a) and (b) above, which measurements are final and binding on the parties, are hereby accepted by the parties for all purposes under this Lease and are not subject to re-measurement or adjustment.

3.2 Late Charge. If Tenant fails to pay when due rental or other amounts due Landlord hereunder, such unpaid amounts shall bear interest for the benefit of Landlord at a rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted by law, from the date due to the date of actual payment. In addition to such interest, Tenant shall pay to Landlord a late charge in an amount equal to six percent (6%) of any installment of minimum rental and any other amounts due Landlord if not paid in full on or before the fifth (5th) day after such rental or other amount is due. Tenant acknowledges that late payment by Tenant to Landlord of rental or other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, including, without limitation, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any loan relating to the Center. Tenant further acknowledges that it is extremely difficult and impractical to fix the exact amount of such costs and that the late charge set forth in this Section 3.2 represents a fair and reasonable estimate thereof. Acceptance of any late charge by Landlord shall not constitute a waiver of Tenant’s default with respect to overdue rental or other amounts, nor shall such acceptance prevent Landlord from exercising any other rights and remedies available to it. Acceptance of rent or other payments by Landlord shall not constitute a waiver of late charges or interest accrued with respect to such rent or other payments or any prior installments thereof, nor of any other defaults by Tenant, whether monetary or non-monetary in nature, remaining uncured at the time of such acceptance of rent or other payments.

4. TAXES

4.1 Personal Property. From and after the first Commencement Date to occur under this Lease (or, in the case of items brought onto the Premises by Tenant prior to an applicable Commencement Date, from and after the date such items are brought onto the Property by Tenant), Tenant shall be responsible for and shall pay prior to delinquency all taxes and assessments levied against or by reason of any and all alterations, additions and items existing on or in the Premises from time to time during the term of this Lease and taxed as personal property rather than as real property, including (but not limited to) all personal property, trade fixtures and other property placed by Tenant on or about the Premises. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of Tenant’s payment thereof. If at any time during the term of this Lease any of said alterations, additions or personal property, whether or not belonging to Tenant, shall be taxed or assessed as part of the Center, then such tax or assessment shall be paid by Tenant to Landlord within fifteen (15) days after presentation by Landlord of copies of the tax bills in which such taxes and assessments are included (with such itemization or other supporting detail as may be reasonably available for purposes of identifying the items covered by such taxes and assessments) and shall, for the purposes of this Lease, be deemed to be personal property taxes or assessments under this Section 4.1.

4.2 Real Property. To the extent any real property taxes and assessments on any portion of the Premises are assessed by the taxing authority directly to Tenant, Tenant shall be responsible for and shall pay prior to delinquency all such taxes and assessments levied against such portion of the Premises. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of Tenant’s payment thereof. To the extent portions of the Premises are taxed or assessed to Landlord following the applicable Commencement Date with respect to such portions, such real property taxes and assessments shall constitute Operating Expenses (as that term is defined in Section 5.2 of this Lease) and shall be paid in accordance with the provisions of Article 5 of this Lease.

5. OPERATING EXPENSES

5.1 Payment of Operating Expenses.

(a) Tenant shall pay to Landlord, at the time and in the manner hereinafter set forth, as additional rental, Tenant’s Operating Cost Share of the Operating Expenses defined in Section 5.2, subject to adjustment pursuant to Section 5.1(b) when applicable. For purposes of this Section 5.1, “Tenant’s Operating Cost Share” shall be as follows:

(i) in the case of Operating Expenses that are reasonably allocable solely to the 2071 Building, (A) one hundred percent (100%) during any period after both the Existing Premises Commencement Date and the Expansion Premises Commencement Date have occurred; (B) forty-eight and sixty-four hundredths percent (48.64%) during any period after the Existing Premises Commencement Date has occurred but the Expansion Premises Commencement Date has not occurred; and (C) fifty-one and thirty-six hundredths percent (51.36%) during any period after the Expansion Premises Commencement Date has occurred but the existing Premises Commencement Date has not occurred;

(ii) in the case of Operating Expenses that are reasonably allocable solely to the 2025 Building, assuming a timely and effective exercise of Tenant’s expansion option under Section 1.3 above and, if applicable, Tenant’s timely and effective exercise of one or more first refusal rights under Section 1.4 above, (A) one hundred percent (100%) during any period after the 2025 Expansion Premises Commencement Date has occurred and a First Refusal Premises Commencement Date (or Dates) has occurred with respect to the entire First Refusal Premises; (B) fifty-four and forty hundredths percent (54.40%) during any period after the 2025 Expansion Premises Commencement Date has occurred but no First Refusal Premises Commencement Date has occurred; and (C) during any period after the 2025 Expansion Premises Commencement Date has occurred and a First Refusal Premises Commencement Date has occurred with respect to some but not all of the First Refusal Premises, a percentage amount determined by dividing the aggregate rentable square footage of the portions of the 2025 Building as to which a Commencement Date has occurred by the total rentable square footage of the 2025 Building; and

(iii) in the case of Operating Expenses that are determined and allocated on a Center-wide basis, a percentage amount determined by dividing the aggregate rentable square footage of the portions of the Premises as to which a Commencement Date has occurred by the total rentable square footage of the Center. As of the Lease Commencement Date, however, Landlord’s current practice is to determine and allocate substantially all Operating Expenses (including, but not limited to, real and personal property taxes and assessments, insurance, building maintenance, property management, landscape maintenance and irrigation, and parking area maintenance and lighting) on a stand-alone basis, where feasible, to individual buildings or premises within the Center, rather than determining or allocating such Operating Expenses on a Center-wide basis.

(b) Calculations of Tenant’s Operating Cost Share for purposes of Section 5.1(a) above are based upon the following rentable square footage figures: (i) 32,148 rentable square feet for the Existing Premises, 33,948 rentable square feet for the Expansion Premises, and 66,096 rentable square feet for the 2071 Building; (ii) 21,671 rentable square feet for the 2025 Expansion Premises, 18,333 rentable square feet for the entire First Refusal Premises, and 40,004 rentable square feet with respect to the entire 2025 Building; and (iii) 727,842 rentable square feet for all of the buildings presently located in the Center. During any period when a First Refusal Premises Commencement Date (or Dates) has occurred with respect to some but not all of the First Refusal Premises, measurement of the rentable square footage of the applicable portions of the First Refusal Premises shall be determined in good faith by Landlord’s architect on the same basis of measurement as applied in determining the rentable square footage amounts set forth in the preceding sentence. If the actual area of the Premises or of any of the buildings existing from time to time in the Center changes for any reason (including, but not limited to, modification of existing buildings or construction of new buildings in the Center), then Tenant’s Operating Cost Share shall be adjusted proportionately to reflect the new actual areas of the Premises and/or such other buildings, as applicable, as determined in good faith by Landlord’s architect on the same basis of measurement as applied in determining the rentable square footage amounts set forth in the first sentence of this paragraph.

5.2 Definition of Operating Expenses.

(a) Subject to the exclusions and provisions hereinafter contained and the allocation principles set forth in Section 5.1, the term “Operating Expenses” shall mean the total costs and expenses incurred by Landlord for management, operation and maintenance of the Building and the Center, including, without limitation, costs and expenses of (i) insurance (which may include, at Landlord’s option, environmental and seismic insurance as part of or in addition to any casualty or property insurance policy), property management, landscaping, and the operation, repair and maintenance of buildings (including, but not limited to, Building Common Areas) and Center Common Areas; (ii) all utilities and services; (iii) real and personal property taxes and assessments or substitutes therefor levied or assessed against the Center or any part thereof, including (but not limited to) any possessory interest, use, business, license or other taxes or fees, any taxes imposed directly on gross rents or services, any assessments or charges for police or fire protection, housing, transit, open space, street or sidewalk construction or maintenance or other similar services from time to time by any governmental or quasi-governmental entity, and any other new taxes on landlords in addition to taxes now in effect, and also including (but not limited to) all costs and expenses incurred in connection with any appeals or other proceedings challenging the amount of any real or personal property taxes or assessments against the Center or any part thereof; (iv) supplies, equipment, utilities and tools used in management, operation and maintenance of the Center; (v) capital improvements to the Center or the improvements therein, amortized over a reasonable period, (aa) which reduce or will cause future reduction of other items of Operating Expenses for which Tenant is otherwise required to contribute, or (bb) which are required by law, ordinance, regulation or order of any governmental authority (excluding, however, any such expenses incurred by Landlord in complying with Landlord’s obligations under Section 2.3), or (cc) of which Tenant has use or which benefit Tenant; and (vi) any other costs (including, but not limited to, any parking or utilities fees or surcharges not otherwise specifically addressed elsewhere in this Lease) allocable to or paid by Landlord, as owner of the Center, pursuant to any applicable laws, ordinances, regulations or orders of any governmental or quasi-governmental authority or pursuant to the terms of any declarations of covenants, conditions and restrictions now or hereafter affecting the Center or any other property over which Tenant has non-exclusive usage rights as contemplated in Section 1.1 (d) hereof. Operating Expenses shall not include any costs attributable to the initial construction of buildings or Common Area improvements in the Center, nor any costs attributable to Landlord’s Work under Section 2.3 above, nor any costs attributable to buildings the square footage of which is not taken into account in determining Tenant’s Operating Cost Share under Section 5.1 for the applicable period. The distinction between items of ordinary operating maintenance and repair and items of a capital nature shall be made in accordance with generally accepted accounting principles applied on a consistent basis, as determined in good faith by Landlord’s accountants.

(b) Notwithstanding any other provisions of this Section 5.2, the following shall not be included within Operating Expenses: (i) rent paid to any ground lessor; (ii) the cost of constructing tenant improvements for any tenant of the Building or the Center; (iii) the costs of special services, goods or materials provided to any other tenant of the Building or the Center and not offered or made available to Tenant; (iv) repairs covered by proceeds of insurance or from funds provided by Tenant or any other tenant of the Center, or as to which any other tenant of the Center is obligated to make such repairs or to pay the cost thereof; (v) legal fees, advertising costs or other related expenses incurred by Landlord in connection with the leasing of space to individual tenants of the Center; (vi) repairs, alterations, additions, improvements or replacements needed to rectify or correct any defects in the design, materials or workmanship of the Building, the Center or the Center Common Areas; (vii) damage and repairs necessitated by the gross negligence or willful misconduct of Landlord or of Landlord’s employees, contractors or agents; (viii) executive salaries or salaries of service personnel to the extent that such personnel perform services other than in connection with the management, operation, repair or maintenance of the Building or the Center; (ix) Landlord’s general overhead expenses not related to the Building or the Center; (x) legal fees, accountants’ fees and other expenses incurred in connection with disputes with tenants or other occupants of the Center, or in connection with the enforcement of the terms of any leases with tenants or the defense of Landlord’s title to or interest in the Center or any part thereof; (xi) costs incurred due to a violation by Landlord or any other tenant of the Center of the terms and conditions of any lease; (xii) costs of any service provided to Tenant or to other occupants of the Building or the Center for which Landlord is reimbursed other than through recovery of Operating Expenses; (xiii) personal property taxes due and payable by any other tenant of the Center; (xiv) costs incurred by Landlord pursuant to Article 13 of this Lease in connection with an event of casualty or condemnation; and (xv) any tax or assessment in the nature of a net income tax or an inheritance, gift, estate or death tax.

5.3 Determination of Operating Expenses. On or before the first Commencement Date to occur under this Lease and during the last month of each calendar year of the term of this Lease (“Expense Year”), or as soon thereafter as practical, Landlord shall provide Tenant notice of Landlord’s estimate of the Operating Expenses for the ensuing Expense Year or applicable portion thereof. On or before the first day of each month during the ensuing Expense Year or applicable portion thereof, beginning on the first Commencement Date to occur under this Lease, Tenant shall pay to Landlord Tenant’s Operating Cost Share of the portion of such estimated

Operating Expenses allocable (on a prorata basis) to such month; provided, however, that if such notice is not given in the last month of an Expense Year, Tenant shall continue to pay on the basis of the prior year’s estimate, if any, until the month after such notice is given. If at any time or times it appears to Landlord that the actual Operating Expenses for an Expense Year will vary from Landlord’s previous estimate by more than five percent (5%), Landlord may, by notice to Tenant, revise its estimate for the applicable Expense Year and subsequent payments by Tenant for such Expense Year shall be based upon such revised estimate.

5.4 Final Accounting for Expense Year.

(a) Within ninety (90) days after the close of each Expense Year, or as soon after such 90-day period as practicable, Landlord shall deliver to Tenant a statement of Tenant’s Operating Cost Share of the Operating Expenses for such Expense Year prepared by Landlord from Landlord’s books and records. If on the basis of such statement Tenant owes an amount that is more or less than the estimated payments for such Expense Year previously made by Tenant, Tenant or Landlord, as the case may be, shall pay the deficiency to the other party within thirty (30) days after delivery of the statement. Failure or inability of Landlord to deliver the annual statement within such ninety (90) day period shall not impair or constitute a waiver of Tenant’s obligation to pay Operating Expenses, or cause Landlord to incur any liability for damages. Delivery of such annual statement may be made by first-class mail or by email to a representative designated by Tenant, and need not be made in strict compliance with the notice provisions of this Lease.

(b) At any time within three (3) months after receipt of Landlord’s annual statement of Operating Expenses as contemplated in Section 5.4(a), Tenant shall be entitled, upon reasonable written notice to Landlord and during normal business hours at Landlord’s office or such other places as Landlord shall designate, to inspect and examine those books and records of Landlord relating to the determination of Operating Expenses for the immediately preceding Expense Year covered by such annual statement or, if Tenant so elects by written notice to Landlord, to request an independent audit of such books and records. Any such independent audit of the books and records shall be conducted by a certified public accountant reasonably acceptable to both Landlord and Tenant or, if the parties are unable to agree, by a certified public accountant appointed by the Presiding Judge of the Santa Clara County Superior Court upon the application of either Landlord or Tenant (with notice to the other party). In either event, such certified public accountant shall be one who is not then employed in any capacity by Landlord or Tenant or by any of their respective affiliates. The audit shall be limited to the determination of the amount of Operating Expenses for the subject Expense Year, and shall be based on generally accepted accounting principles, consistently applied. If it is determined, by mutual agreement of Landlord and Tenant or by independent audit, that the amount of Operating Expenses billed to or paid by Tenant for the applicable Expense Year was incorrect, then the appropriate party shall pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days after the final determination of such deficiency or overpayment. All costs and expenses of the audit shall be paid by Tenant unless the audit shows that Landlord overstated Operating Expenses for the subject Expense Year by more than five percent (5%), in which case Landlord shall pay all reasonable costs and expenses of the audit. Tenant shall be deemed to have approved Landlord’s annual statement of Operating Expenses, and shall be barred from raising any claims regarding Operating Expenses for the period covered by such annual statement, except to the extent Tenant specifically identifies any objections or claims based on such annual statement, in reasonable detail, by written notice to Landlord within four (4) months after Tenant’s receipt of the applicable annual statement. To the extent Tenant provides Landlord with timely written notice of any such objections or claims, Landlord and Tenant shall cooperate reasonably and in good faith to try to resolve the objections or claims raised by Tenant, which cooperation may include the use of an independent audit initiated by Tenant as contemplated above. Each party agrees to maintain the confidentiality of the findings of any audit in accordance with the provisions of this Section 5.4. Notwithstanding any of the foregoing provisions of this Section 5.4(b), in no event shall Tenant be permitted to audit Landlord’s records or to dispute any statement of Operating Expenses unless Tenant has paid and continues to pay when due all rent and other charges under this Lease.

5.5 Proration. If the Commencement Date with respect to any portion of the Premises falls on a day other than the first day of an Expense Year or if this Lease terminates on a day other than the last day of an Expense Year, then the amount of Operating Expenses payable by Tenant with respect to such first or last partial Expense Year shall be prorated on the basis which the number of days during such Expense Year in which this Lease is in effect bears to 365. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Section 5.4 to be performed after such termination.

6. UTILITIES

6.1 Payment. Commencing with the respective date on which possession of any applicable portion of the Premises is tendered to Tenant by Landlord, and thereafter throughout the term of this Lease, Tenant shall pay, before delinquency, all charges for water, gas, heat, light, electricity, power, sewer, telephone, alarm system, janitorial and other services or utilities supplied to or consumed in or with respect to such portion of the Premises (other than any costs for water, electricity or other services or utilities furnished with respect to the Common Areas, which costs shall be paid by Landlord and shall constitute Operating Expenses under Section 5.2 hereof), including any taxes on such services and utilities. It is the intention of the parties that all such services shall be separately metered to the Premises. To the extent any utilities or services supplied to the Premises are not separately metered, then the amount thereof shall be allocated in a reasonable, good faith and appropriate manner by Landlord between the Premises and the other buildings, premises or areas sharing such utilities or services, and the portion thereof allocable to the Premises may, in Landlord’s discretion, either be included in Operating Expenses allocable to the Premises under Section 5.1 hereof or be billed directly to Tenant and paid or reimbursed by Tenant within ten (10) business days after receipt of Landlord’s statement and request for payment, accompanied by reasonable supporting documentation evidencing the calculation or determination of the amount for which payment or reimbursement is requested. Notwithstanding the foregoing provisions, during any portion of the period prior to the applicable Commencement Date with respect to a portion of the Premises during which Landlord is performing repairs or construction of improvements in such portion of the Premises, (a) if Tenant is not then performing any material construction of improvements in such portion of the Premises, Landlord shall bear all utilities charges for such portion of the Premises; and (b) if Tenant is also performing any material construction of improvements in such portion of the Premises, utilities charges for such portion of the Premises shall be allocated between Landlord and Tenant on the basis of Landlord’s reasonable, good faith estimate of their respective usage of such utilities.

6.2 Interruption. There shall be no abatement of rent or other charges required to be paid hereunder and Landlord shall not be liable in damages or otherwise for interruption or failure of any service or utility furnished to or used with respect to the Premises, the Building or the Center because of accident, making of repairs, alterations or improvements, severe weather, difficulty or inability in obtaining services or supplies, labor difficulties or any other cause. Notwithstanding the foregoing provisions of this Section 6.2, however, in the event of any interruption or failure of any service or utility to the Premises that (a) is caused in whole or in material part by the gross negligence or willful misconduct of Landlord or its agents, employees or contractors and (b) continues for more than three (3) business days and (c) materially impairs Tenant’s ability to use the Premises for the intended purpose hereunder, then following such three (3) business day period, Tenant’s obligations for payment of rent and other charges under this Lease shall be abated in proportion to the degree of impairment of Tenant’s use of the Premises, and such abatement shall continue until Tenant’s use of the Premises is no longer materially impaired thereby. Tenant expressly waives any benefits of any applicable existing or future law (including, but not limited to, the provisions of California Civil Code Section 1932(1)) permitting the termination of a lease due to any such interruption or failure of any service or utility, it being the intention of the parties that their respective rights in such circumstances shall be governed solely by the provisions of this Section 6.2.

7. ALTERATIONS; SIGNS

7.1 Right to Make Alterations. Tenant shall make no alterations, additions or improvements to the Premises or the Building, other than interior non-structural alterations in the Premises costing less than (i) Twenty-Five Thousand Dollars ($25,000) for any single alteration or improvement or set of related and substantially concurrent alterations or improvements, and (ii) Seventy-Five Thousand Dollars ($75,000) in the aggregate during any twelve (12) month period, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. All such alterations, additions and improvements shall be completed with due diligence in a good and workmanlike manner, in compliance with plans and specifications approved in writing by Landlord and in compliance with all applicable laws, ordinances, rules and regulations, and to the extent Landlord’s consent is not otherwise required hereunder for such alterations, additions or improvements, Tenant shall give prompt written notice thereof to Landlord. All architects, contractors and subcontractors engaged by Tenant for work in or related to the Premises shall be subject to prior written approval by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed), and Tenant shall cause all such contractors and subcontractors to maintain public liability and property damage insurance, and other customary insurance, with such terms and in such amounts as Landlord may reasonably require, naming as additional insureds Landlord and its parent company (HCP, Inc.), partners, shareholders, members, contractors, property managers, project managers, lenders and other parties designated in writing by Landlord from time to time for this purpose, and shall furnish Landlord with certificates of insurance or other evidence that such coverage is in effect. Notwithstanding any other provisions of this Section 7.1, under no circumstances shall Tenant make any structural alterations or improvements, or any changes to the roof or equipment installations on the roof, or any alterations materially affecting any building systems, without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Tenant shall provide Landlord with as-built drawings and with a copy of the signed building permit(s) for all alterations, additions and improvements constructed or installed by Tenant from time to time in and about the Premises. In connection with any request by Tenant for approval of alterations, additions or improvements pursuant to this Section 7.1, Tenant shall reimburse to Landlord an amount equal to the reasonable fees and costs incurred by Landlord for third-party review of proposed and/or revised plans, specifications, drawings and other design and construction documents for such alterations, additions or improvements, to the extent such review is reasonably deemed by Landlord to be necessary or appropriate (including but not limited to, as applicable, review by architects, engineers, environmental consultants and other third-party professionals and by Landlord’s third-party project manager or property manager, if applicable). Any such direct reimbursement shall be due and payable within twenty (20) days after delivery to Tenant of Landlord’s written request for such reimbursement, accompanied by copies of invoices or other documentation reasonably supporting or evidencing the amounts for which reimbursement is claimed. Notwithstanding any of the foregoing provisions, Tenant’s initial construction of alterations and improvements in any portion of the Premises in connection with Tenant’s initial occupancy of such portion of the Premises shall be governed by the Workletter and shall not be subject to the provisions of this Section 7.1.

7.2 Title to Alterations. All alterations, additions and improvements installed by Tenant in, on or about the Premises, the Building or the Center (including, but not limited to, lab benches, fume hoods, clean rooms, cold rooms and other similar improvements and equipment) shall become part of the Property and shall become the property of Landlord, unless Landlord elects to require Tenant to remove the same upon the termination of this Lease; provided, however, that the foregoing shall not apply to Tenant’s movable furniture, equipment and trade fixtures, except to the extent any such items are specifically described in the parenthetical in the initial portion of this sentence, and shall not apply to any equipment that is leased by Tenant from non-affiliated third parties or owned and installed by Tenant and is in either case designed to be portable or removable in nature (i.e., installable and removable without any material adverse impact on the existing improvements and Building systems in the Building). Tenant shall promptly repair any damage caused by its removal of any such furniture, equipment or trade fixtures. Landlord hereby confirms that the gene-sequencing machines which Tenant plans to install in the Premises are deemed to be removable in nature and therefore removable by Tenant upon expiration or termination of this Lease, and Landlord further agrees to consider in good faith and respond promptly in writing to any written requests by Tenant for confirmation of whether any other specific items of equipment or machinery will be deemed to be removable for purposes of this Section 7.2.

(a) Notwithstanding any other provisions of this Article 7, (i) under no circumstances shall Tenant have any right to remove from the Premises or the Building, at the expiration or termination of this Lease, any lab benches, fume hoods, clean rooms, cold rooms or other similar improvements and equipment installed in the Premises, even if such equipment and improvements were installed by Tenant (other than portable or removable equipment described in the introductory portion of this Section 7.2, if applicable, including but not limited to the gene-sequencing machines which Tenant plans to install in the Premises); and (ii) if Tenant requests Landlord’s written consent to any alterations, additions or improvements under Section 7.1 hereof and, in requesting such consent, asks that Landlord specify whether Landlord will require removal of such alterations, additions or improvements upon termination or expiration of this

Lease, then Landlord shall not be entitled to require such removal unless Landlord specified its intention to do so at the time of granting of Landlord’s consent to the requested alterations, additions or improvements.

(b) Notwithstanding any other provisions of this Article 7, (i) it is the intention of the parties that Landlord shall be entitled to claim all tax attributes associated with alterations, additions, improvements and equipment constructed or installed by Tenant or Landlord with funds (if any) paid or reimbursed by Landlord; and (ii) it is the intention of the parties that Tenant shall be entitled to claim, during the term of this Lease, all tax attributes associated with alterations, additions, improvements and equipment constructed or installed by Tenant with Tenant’s own funds (and without any payment or reimbursement by Landlord), despite the fact that the items described in this clause (ii) are characterized in this Section 7.2 as becoming Landlord’s property upon installation, in recognition of the fact that Tenant will have installed and paid for such items, will have the right of possession of such items during the term of this Lease and will have the obligation to pay (directly or indirectly) property taxes on such items, carry insurance on such items to the extent provided in Article 10 hereof and bear the risk of loss with respect to such items to the extent provided in Article 13 hereof. If and to the extent it becomes necessary, in implementation of the foregoing intentions, to identify (either specifically or on a percentage basis, as may be required under applicable tax laws) which alterations, additions, improvements and equipment constructed by Tenant have been funded through any payment or reimbursement by Landlord and which (if any) have been constructed or installed with Tenant’s own funds, Landlord and Tenant agree to cooperate reasonably and in good faith to make such an identification by mutual agreement.

7.3 Tenant Trade Fixtures. Subject to Section 7.2 and to Section 7.5, Tenant may install, remove and reinstall trade fixtures without Landlord’s prior written consent, except that installation and removal of any trade fixtures which are affixed to the Building or which affect the Building systems, the roof or other exterior or structural portions of the Building shall require Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Subject to the provisions of Section 7.5, the foregoing shall apply to Tenant’s signs, which Tenant shall have the right to place and remove and replace (a) only with Landlord’s prior written consent as to location, size and composition, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) only in compliance with all restrictions and requirements of applicable law and of any covenants, conditions and restrictions or other written agreements now or hereafter applicable to the Center. Tenant shall immediately repair any damage caused by installation and removal of trade fixtures under this Section 7.3.

7.4 No Liens. Tenant shall at all times keep the Building and the Center free from all liens and claims of any contractors, subcontractors, materialmen, suppliers or any other parties employed either directly or indirectly by Tenant in construction work on the Building or the Center. Tenant may contest any claim of lien, but only if, prior to such contest, Tenant either (i) posts security in the amount of the claim, plus estimated costs and interest, or (ii) records a bond of a responsible corporate surety in such amount as may be required to release the lien from the Building and the Center. Tenant shall indemnify, defend and hold Landlord harmless against any and all liability, loss, damage, cost and other expenses, including, without limitation, reasonable attorneys’ fees, arising out of claims of any lien for work performed or materials or supplies furnished at the request of Tenant or persons claiming under Tenant.

7.5 Signs. Without limiting the generality of the provisions of Section 7.3 hereof, Tenant shall have the right to install building, monument and/or building entrance signage for the various portions of the Premises consistent with other tenant signage programs in the Center, at Tenant’s sole expense, subject to Landlord’s prior approval as to location, size, design and composition (which approval shall not be unreasonably withheld or delayed), subject to the established sign criteria for the Center and subject to all restrictions and requirements of applicable law and of any covenants, conditions and restrictions or other written agreements now or hereafter applicable to the Center.

8. MAINTENANCE AND REPAIRS

8.1 Landlord’s Obligation for Maintenance.

(a) Landlord shall repair, maintain and replace or cause to be repaired, maintained and replaced, as reasonably determined by Landlord to be necessary or appropriate, the Center Common Areas and the roof, foundation, exterior walls and other structural portions of the Building. The cost of all work performed by Landlord under this Section 8.1 may, in Landlord’s discretion, either (x) be treated as an Operating Expense hereunder or (y) in the case of work relating solely to the Building or Premises, be charged back by Landlord for direct reimbursement by Tenant and the other occupants of the Building (to the extent applicable) on a prorata basis, in which event such reimbursement shall be paid to Landlord within ten (10) business days after Tenant’s receipt of Landlord’s written statement identifying the requested reimbursement and providing reasonable supporting information for the nature and cost of the work for which reimbursement is requested; provided, however, that the foregoing direct reimbursement procedure, to the extent Landlord elects to use the same, shall remain subject to any exclusions, amortization requirements or other similar limitations that would apply if the cost in question were being treated as an Operating Expense under Article 5 hereof. The cost provisions of the preceding sentence shall not apply to the extent the applicable work by Landlord (i) is required due to the gross negligence of Landlord; (ii) involves the repair or correction of a condition or defect that Landlord is required to correct pursuant to Section 2.3 hereof; (iii) is a capital expense not includible as an Operating Expense under Section 5.2 hereof, or is otherwise expressly excluded from treatment or limited in its treatment as an Operating Expense under any other applicable provision of Section 5.2 hereof; (iv) results from an event of casualty or condemnation covered by Article 13 hereof (in which event the provisions of such Article 13 shall govern the parties’ respective rights and obligations); or (v) is required due to the negligence or willful misconduct of Tenant or its agents, employees or invitees (in which event Tenant shall bear the full cost of such work pursuant to the indemnification provided in Section 10.6 hereof, subject to the release set forth in Section 10.4 hereof).

(b) During any period in which the Premises covered by this Lease include part but not all of a Building, Landlord shall provide the following additional or supplemental maintenance, repairs and services to the applicable Building: (i) Landlord’s repair and maintenance obligations under Section 8.1(a) shall be expanded to include repair and maintenance of the Building Common Areas, the elevators (if any) serving the Building, and the mechanical (including HVAC), electrical, plumbing and sewer (up to the “T” junctions) serving the applicable portion of the Premises) and fire/life safety systems in the applicable Building to the extent such systems serve the entire Building and not just a single-tenant premises within the

Building; (ii) to the extent HVAC service to the portion of the Premises located in the Building is provided through a system which also serves other premises or Building Common Areas within the Building, Landlord shall make HVAC service available to the portion of the Premises in the Building from the existing HVAC system during normal business hours, at no extra charge to Tenant (except insofar as Landlord’s costs of providing such service are recoverable under the cost recovery provisions set forth below in this paragraph), and shall also make after-hours HVAC service available to the portion of the Premises within the Building, upon request by Tenant, for an additional charge calculated on the basis of a commercially reasonable rate specified by Landlord from time to time; and (iii) Landlord shall provide night janitorial service each weekday night for the portion of the Premises within the Building and the other tenant spaces in the Building. The cost of all work performed and services provided by Landlord under this paragraph (b) may, in Landlord’s discretion, either (x) be treated as an Operating Expense allocable entirely to the Building in which the applicable portion of the Premises is located or (y) be charged back by Landlord for direct reimbursement on a prorata basis by the tenant(s) to whose premises the applicable work or service relates, in which event such reimbursement shall be paid to Landlord within ten (10) business days after Tenant’s receipt of Landlord’s written statement identifying the requested reimbursement and providing reasonable supporting information for the nature and cost of the work for which reimbursement is requested; provided, however, that the foregoing direct reimbursement procedure, to the extent Landlord elects to use the same, shall remain subject to any exclusions, amortization requirements or other similar limitations that would apply if the cost in question were being treated as an Operating Expense under Article 5 hereof. The cost provisions of the preceding sentence shall not apply to the extent the applicable work by Landlord is required due to any of the factors itemized in clauses (i) through (v) of Section 8.1(a) above.

(c) Tenant knowingly and voluntarily waives the right to make repairs at Landlord’s expense, or to offset the cost thereof against rent, under any law, statute, regulation or ordinance now or hereafter in effect.

8.2 Tenant’s Obligation for Maintenance.

(a) Good Order, Condition and Repair. Except as provided in Section 8.1 hereof, and subject to the provisions of Article 13 hereof (which shall be controlling in the event of any casualty or condemnation covered by such Article 13), Tenant at its sole cost and expense shall keep and maintain in good and sanitary order, condition and repair the Premises and every part thereof, wherever located, including but not limited to the signs, interior, ceiling, the electrical, plumbing and sewer (within the Premises and up to the “T” junction(s) serving the Premises), telephone and communications systems serving the Premises, the HVAC equipment and other mechanical systems and elevators (if any) serving the Premises (for which equipment, systems and elevators Tenant shall enter into a service contract with a person or entity designated or approved by Landlord), any supplemental or auxiliary mechanical systems installed by Tenant to serve the Premises, exposed plumbing and sewage and other utility facilities, all doors, door checks, windows, plate glass, door fronts, fixtures, partitions, lighting, wall surfaces, floor surfaces and coverings and ceiling surfaces and coverings of the Premises, and all other interior repairs, foreseen and unforeseen, with respect to the Premises, as required.

(b) Landlord’s Remedy. If Tenant fails to make or perform promptly any repairs or maintenance which are the obligation of Tenant hereunder and such failure continues for more than ten (10) days after written notice from Landlord specifying the required repairs (except in case of emergency, in which event no such prior notice shall be required, and except that in the case of repairs or maintenance which cannot reasonably be performed within such 10-day period, the provisions of this paragraph shall apply only if Tenant fails to commence performance within such 10-day period and thereafter to pursue such performance diligently to completion), Landlord shall have the right, but shall not be required, to enter the Premises and make the repairs or perform the maintenance necessary to restore the Premises to good and sanitary order, condition and repair. Immediately on demand from Landlord, the actual, itemized and documented cost of such repairs shall be due and payable by Tenant to Landlord.

(c) Condition upon Surrender. At the expiration or sooner termination of this Lease, Tenant shall surrender the Premises and the improvements located therein, including any additions, alterations and improvements thereto (except for items which Tenant is permitted and elects to remove, or is required to remove, pursuant to the provisions of this Lease), broom clean and in good and sanitary order, condition and repair, ordinary wear and tear and casualty damage (the latter of which shall be governed by the provisions of Article 13 hereof) excepted, first, however, removing all goods and effects of Tenant, all signage installed by Tenant and all fixtures and other items required to be removed or specified to be removed at Landlord’s election pursuant to this Lease (including, but not limited to, any such removal required as a result of an election duly made by Landlord to require such removal as contemplated in Section 7.2), and repairing any damage caused by such removal. Tenant shall not have the right to remove fixtures or equipment if Tenant is in default hereunder (beyond any applicable cure period), unless Landlord specifically waives this provision in writing. Tenant expressly waives any and all interest in any personal property and trade fixtures not removed from the Center by Tenant at the expiration or termination of this Lease, agrees that any such personal property and trade fixtures may, at Landlord’s election, be deemed to have been abandoned by Tenant, and authorizes Landlord (at its election and without prejudice to any other remedies under this Lease or under applicable law) to remove and either retain, store or dispose of such property at Tenant’s cost and expense, and Tenant waives all claims against Landlord for any damages resulting from any such removal, storage, retention or disposal.

9. USE OF PROPERTY

9.1 Permitted Use. Subject to Sections 9.3, 9.4 and 9.6 hereof, Tenant shall use the Premises solely for an office, laboratory and research and development facility and for ancillary uses reasonably incidental to such primary uses, which ancillary uses may include (but are not necessarily limited to) manufacturing, assembly, storage, warehousing and other lawful purposes reasonably related to or incidental to such specified uses (subject in each case to receipt of all necessary approvals from the City of Mountain View and from all other governmental agencies having jurisdiction over the Premises), and for no other purpose, unless Landlord in its sole discretion otherwise consents in writing.

9.2 Requirements Relating to Vacancy. Tenant shall not at any time leave any portion of the Premises unoccupied or vacant (a) where the coverage of the property insurance described in this Lease is jeopardized as a result thereof; (b) without providing a commercially reasonable level of security and taking other reasonable precautions to minimize potential vandalism; and/or (c) without continuing to perform all of Tenant’s other obligations under this Lease, including (but not limited to) maintenance obligations under Section 8.2 above.

9.3 No Nuisance. Tenant shall not use the Premises for or carry on or permit within the Center or any part thereof any offensive, noisy or dangerous trade, business, manufacture, occupation, odor or fumes, or any nuisance or anything against public policy, nor interfere with the rights or business of Landlord in the Building or the Center, nor commit or allow to be committed any waste in, on or about the Center. Tenant shall not do or permit anything to be done in or about the Center, nor bring nor keep anything therein, which will in any way cause the Center or any portion thereof to be uninsurable with respect to the insurance required by this Lease or with respect to standard fire and extended coverage insurance with vandalism, malicious mischief and riot endorsements.

9.4 Compliance with Laws. Tenant shall not use the Premises, the Building or the Center or permit the Premises, the Building or the Center to be used in whole or in part for any purpose or use that is in violation of any applicable laws, ordinances, regulations or rules of any governmental agency or public authority. Tenant shall keep the Premises equipped with all safety appliances required by law, ordinance or insurance on the Center, or any order or regulation of any public authority, because of Tenant’s particular use of the Premises. Tenant shall procure all licenses and permits required for Tenant’s particular use of the Premises. Tenant shall use the Premises in strict accordance with all applicable ordinances, rules, laws and regulations and shall comply with all requirements of all governmental authorities now in force or which may hereafter be in force pertaining to the particular use of the Premises and the Center by Tenant, including, without limitation, regulations applicable to noise, water, soil and air pollution, and making such nonstructural alterations and additions thereto as may be required from time to time by such laws, ordinances, rules, regulations and requirements of governmental authorities or insurers of the Center (collectively, “Requirements”) because of Tenant’s construction of improvements in or other particular use of the Premises or the Center. Any structural alterations or additions required from time to time by applicable Requirements because of Tenant’s construction of improvements in the Premises or other particular use of the Center shall, at Landlord’s election, either (i) be made by Tenant, at Tenant’s sole cost and expense, in accordance with the procedures and standards set forth in Section 7.1 for alterations by Tenant, or (ii) be made by Landlord at Tenant’s sole cost and expense, in which event Tenant shall pay to Landlord as additional rent, within ten (10) days after demand by Landlord, an amount equal to all reasonable costs incurred by Landlord in connection with such alterations or additions. The judgment of any court, or the admission by Tenant in any proceeding against Tenant, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement shall be conclusive of such violation as between Landlord and Tenant.

9.5 Liquidation Sales. Tenant shall not conduct or permit to be conducted any auction, bankruptcy sale, liquidation sale, or going out of business sale, in, upon or about the Center, whether said auction or sale be voluntary, involuntary or pursuant to any assignment for the benefit of creditors, or pursuant to any bankruptcy or other insolvency proceeding.

9.6 Environmental Matters.

(a) For purposes of this Section, “hazardous substance” shall mean (i) the substances included within the definitions of the term “hazardous substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq., and the regulations promulgated thereunder, as amended, (ii) the substances included within the definition of “hazardous substance” under the California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code §§ 25300 et seq., and regulations promulgated thereunder, as amended, (iii) the substances included within the definition of “hazardous materials” under the Hazardous Materials Release Response Plans and Inventory Act, California Heath & Safety Code §§ 25500 et seq., and regulations promulgated thereunder, as amended, (iv) the substances included within the definition of “hazardous substance” under the Underground Storage of Hazardous Substances provisions set forth in California Health & Safety Code §§ 25280 et seq., and (v) petroleum or any fraction thereof; “hazardous waste” shall mean (i) any waste listed as or meeting the identified characteristics of a “hazardous waste” under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§ 6901 et seq., and regulations promulgated pursuant thereto, as amended (collectively, “RCRA”), (ii) any waste meeting the identified characteristics of “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under the California Hazardous Waste Control Law, California Health & Safety Code §§ 25100 et seq., and regulations promulgated pursuant thereto, as amended (collectively, the “CHWCL”), and/or (iii) any waste meeting the identified characteristics of “medical waste” under California Health & Safety Code §§ 25015-25027.8, and regulations promulgated thereunder, as amended; “hazardous waste facility” shall mean a hazardous waste facility as defined under the CHWCL; and “pollutant” shall mean all substances defined as a “pollutant,” “pollution,” “waste,” “contamination” or “hazardous substance” under the Porter-Cologne Water Quality Control Act, California Water Code §§ 13000 et seq.

(b) Without limiting the generality of the obligations set forth in Section 9.4 of this Lease:

(i) Tenant shall not cause or permit any hazardous substance or hazardous waste to be brought upon, kept, stored or used in or about the Center without the prior written consent of Landlord, which consent shall not be unreasonably withheld, except that Tenant, in connection with its permitted use of the Premises and the Center as provided in Section 9.1, may keep, store and use materials that constitute hazardous substances which are customary for such permitted use, provided such hazardous substances are kept, stored and used in quantities which are customary for such permitted use and are kept, stored and used in full compliance with subparagraphs (ii) and (iii) immediately below.

(ii) Tenant shall comply with all applicable laws, rules, regulations, orders, permits, licenses and operating plans of any governmental authority with respect to the receipt, use, handling, generation, transportation, storage, treatment and/or disposal of hazardous substances or wastes by Tenant or its agents or employees, and Tenant will provide Landlord with copies of all permits, licenses, registrations and other similar documents that authorize Tenant to conduct any such activities in connection with its authorized use of the Premises and the Center from time to time.

(iii) Tenant shall not (A) operate on or about the Center any facility required to be permitted or licensed as a hazardous waste facility or for which interim status as such is required, nor (B) store any hazardous wastes on or about the Center for ninety (90) days or more, nor (C) conduct any other activities on or about the Center that could result in the Center or any portion thereof being deemed to be a “hazardous waste facility” (including, but not limited to, any storage or treatment of hazardous substances or hazardous wastes which could have such a result), nor (D) store any hazardous wastes on or about the Center in violation of any federal or California laws or in violation of the terms of any federal or state licenses or permits held by Tenant.

(iv) Tenant shall not install any underground storage tanks on the Property without the prior written consent of Landlord and prior approval by all applicable governmental authorities. If and to the extent that Tenant obtains all such required consents and approvals and installs any underground storage tanks on the Property, Tenant shall comply with all applicable laws, rules, regulations, orders and permits relating to such underground storage tanks (including any installation, monitoring, maintenance, closure and/or removal of such tanks) as such tanks are defined in California Health & Safety Code § 25281(x), including, without limitation, complying with California Health & Safety Code §§ 25280-25299.7 and the regulations promulgated thereunder, as amended. Tenant shall furnish to Landlord copies of all registrations and permits issued to or held by Tenant from time to time for any and all underground storage tanks located on or under the Property.

(v) If applicable, Tenant shall provide Landlord in writing the following information and/or documentation within fifteen (15) days after the first Commencement Date to occur under this Lease, and shall update such information at least annually, on or before each anniversary of such Commencement Date, to reflect any change in or addition to the required information and/or documentation (provided, however, that in the case of the materials described in subparagraphs (B), (C) and (E) below, Tenant shall not be required to deliver copies of such materials to Landlord but shall maintain copies of such materials to such extent and for such periods as may be required by applicable law and shall permit Landlord or its representatives to inspect and copy such materials during normal business hours at any time and from time to time upon reasonable notice to Tenant):

(A) A list of all hazardous substances, hazardous wastes and/or pollutants that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of from time to time in connection with its operations in the Center.

(B) All Hazardous Waste Manifests, if any, that Tenant is required to complete from time to time under California Health & Safety Code § 25160, any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing, in connection with its operations in the Center.

(C) Any Hazardous Materials Management Plan required from time to time with respect to Tenant’s operations in the Center, pursuant to California Health & Safety Code §§ 25500 et seq., any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing.

(D) Any Air Toxics Emissions Inventory Plan required from time to time with respect to Tenant’s operations in the Center, pursuant to California Health & Safety Code §§ 44340 et seq., any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing.

(E) Any biennial Hazardous Waste Generator reports or notifications furnished by Tenant to the California Department of Toxic Substances Control or other applicable governmental authorities from time to time pursuant to California Code of Regulations Title 22, § 66262.41, any similar successor provisions and/or any amendments to any of the foregoing, in connection with Tenant’s operations in the Center.

(F) Any Hazardous Waste Generator Reports regarding source reductions, as required from time to time pursuant to California Health & Safety Code §§ 25244.20 et seq., any regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing, in connection with Tenant’s operations in the Center.

(G) Any Hazardous Waste Generator Reports or notifications not otherwise described in the preceding subparagraphs and required from time to time pursuant to California Health & Safety Code § 25153.6, California Code of Regulations Title 22, Division 4.5, Chapter 12, §§66262.10 et seq. (“Standards Applicable to Generators of Hazardous Waste”), any other regulations promulgated thereunder, any similar successor provisions and/or any amendments to any of the foregoing, in connection with Tenant’s operations in the Center.

(H) All industrial wastewater discharge permits issued to or held by Tenant from time to time in connection with its operations in the Center, and all air quality management district permits issued to or held by Tenant from time to time in connection with its operations in the Center.

(I) Copies of any other lists or inventories of hazardous substances, hazardous wastes and/or pollutants on or about the Center that Tenant is otherwise required to prepare and file from time to time with any governmental or regulatory authority.

(vi) Tenant shall secure Landlord’s prior written approval for any proposed receipt, storage, possession, use, transfer or disposal of “radioactive materials” or “radiation,” as such materials are defined in Title 26, California Code of Regulations § 17-30100, and/or any other materials possessing the characteristics of the materials so defined, which approval Landlord may withhold in its sole and absolute discretion; provided, that such approval shall not be required for any radioactive materials (x) for which Tenant has secured prior written approval of the Nuclear Regulatory Commission and delivered to Landlord a copy of such approval (if applicable), or (y) which Tenant is authorized to use pursuant to the terms of any radioactive materials license issued by the State of California. Tenant, in connection with any such authorized receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation, shall:

(A) Comply with all federal, state and local laws, rules, regulations, orders, licenses and permits issued to or applicable to Tenant with respect to its operations in the Center;

(B) Maintain, to such extent and for such periods as may be required by applicable law, and permit Landlord and its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, a list of all radioactive materials or radiation received, stored, possessed, used, transferred or disposed of by Tenant or in connection with Tenant’s operations in the Center from time to time, to the extent not already disclosed through delivery of a copy of a Nuclear Regulatory Commission approval with respect thereto as contemplated above; and

(C) Maintain, to such extent and for such periods as may be required by applicable law, and permit Landlord or its representatives to inspect during normal business hours at any time and from time to time upon reasonable notice to Tenant, all licenses, registration materials, inspection reports, governmental orders and permits in connection with the receipt, storage, possession, use, transfer or disposal of radioactive materials or radiation by Tenant or in connection with Tenant’s operations in the Center from time to time.

(vii) Tenant shall comply with any and all applicable laws, rules, regulations and orders of any governmental authority with respect to the release into the environment of any hazardous wastes, hazardous substances, pollutants, radiation or radioactive materials by Tenant or its agents or employees. Tenant shall give Landlord immediate verbal notice of any unauthorized release of any such hazardous wastes, hazardous substances, pollutants, radiation or radioactive materials into the environment; shall follow such verbal notice with written notice to Landlord of such release within twenty-four (24) hours of the time at which Tenant became aware of such release; and shall provide Landlord with a copy of any written report or disclosure filed by Tenant with any governmental authority with respect to such release, substantially concurrently with Tenant’s filing of such written report or disclosure with the applicable governmental authority.

(viii) Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses (including, but not limited to, loss of rental income), damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (A) any failure by Tenant to comply with any provisions of this Section 9.6(b), or (B) any receipt, use handling, generation, transportation, storage, treatment, release and/or disposal of any hazardous substance, hazardous waste, pollutant, radioactive material or radiation on or about the Center as a proximate result of Tenant’s use of the Center or as a result of any intentional or negligent acts or omissions of Tenant or of any agent, employee or invitee of Tenant.

(ix) Tenant shall cooperate with Landlord in furnishing Landlord with complete information regarding Tenant’s receipt, handling, use, storage, transportation, generation, treatment and/or disposal of any hazardous substances, hazardous wastes, pollutants, radiation or radioactive materials in or about the Center. Upon request, but subject to Tenant’s reasonable operating and security procedures, Tenant shall grant Landlord reasonable access at reasonable times to the Premises to inspect Tenant’s receipt, handling, use, storage, transportation, generation, treatment and/or disposal of hazardous substances, hazardous wastes, pollutants, radiation and radioactive materials, without Landlord thereby being deemed guilty of any disturbance of Tenant’s use or possession or being liable to Tenant in any manner.

(x) Notwithstanding Landlord’s rights of inspection and review under this Section 9.6(b), Landlord shall have no obligation or duty to so inspect or review, and no third party shall be entitled to rely on Landlord to conduct any sort of inspection or review by reason of the provisions of this Section 9.6(b).

(xi) Prior to the Lease Commencement Date, Landlord has made available to Tenant for Tenant’s review, but without any warranty or representation by Landlord, copies of all environmental studies and reports (if any) in Landlord’s possession or control relating to the environmental condition of the Building and surrounding areas of the Center.

(xii) If Tenant or its employees, agents, contractors, vendors, customers or guests receive, handle, use, store, transport, generate, treat and/or dispose of any hazardous substances or wastes or radiation or radioactive materials on or about the Center at any time during the term of this Lease, then within thirty (30) days after Tenant vacates the Premises upon termination or expiration of this Lease, Tenant at its sole cost and expense shall obtain and deliver to Landlord an environmental study performed by a reputable environmental consultant reasonably satisfactory to Landlord, evaluating the presence or absence of hazardous substances, hazardous wastes, pollutants, radiation and radioactive materials on and about those portions of the Center affected by Tenant’s operations in the Center and attributable or potentially attributable to such operations (the “Exit Study”). Such Exit Study shall initially be a Phase I study, and shall thereafter also include such additional tests and investigations (if any) of the Building and/or Property (if appropriate) as the results of the Phase I study may reasonably suggest to be appropriate or necessary and which are reasonably related to Tenant’s prior use. Such Exit Study and related tests and investigations (if any) shall be conducted no earlier than the date reasonably necessary in order for Tenant to obtain the full Exit Study at or promptly following the termination or expiration of this Lease. Liability for any remedial actions required or recommended on the basis of the Exit Study shall be allocated in accordance with Sections 9.4, 9.6, 10.6 and other applicable provisions of this Lease.

(c) Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, losses, damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (i) the presence on the Center of any hazardous substances, hazardous wastes, pollutants, radiation or radioactive materials present on the Center on or prior to the Lease Commencement Date (other than as a result of any intentional or negligent acts or omissions of Tenant or of any agent, employee or invitee of Tenant), and/or (ii) any unauthorized release into the environment (including, but not limited to, the Center) of any hazardous substances, hazardous wastes, pollutants, radiation or radioactive materials to the extent such release results from the gross negligence of or willful misconduct or omission by Landlord or its agents or employees.

(d) The provisions of this Section 9.6 shall survive the termination of this Lease.

10. INSURANCE AND INDEMNITY

10.1 Insurance.

(a) Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, from and after the first date on which Landlord tenders possession of any portion of the Premises to Tenant, at Tenant’s cost and expense, commercial general liability insurance to protect against liability to the public, or to any invitee of Tenant or Landlord, arising out of or related to the use of or resulting from any accident occurring in, upon or about the Premises, with limits of liability of not less than (i) Three Million Dollars ($3,000,000.00) per occurrence for bodily injury, personal injury and death, and Five Hundred Thousand Dollars ($500,000.00) per occurrence for property damage, or (ii) a combined single limit of liability of not less than Five Million Dollars ($5,000,000.00) per occurrence for bodily injury (including personal injury and death) and property damage. Such insurance shall name Landlord, HCP Life Science REIT, Inc., HCP, Inc., HCP Estates USA Inc., Grantor’s property manager (presently CB Richard Ellis, Inc.) and any other persons or entities reasonably designated by Landlord in writing from time to time as additional insureds thereunder. The amount of such insurance shall not be construed to limit any liability or obligation of Tenant under this Lease. Tenant shall also procure and maintain in full force and effect at all times during the term of this Lease, at Tenant’s cost and expense, products/completed operations coverage on terms and in amounts (A) customary in Tenant’s industry for companies engaged in the marketing of products on a scale comparable to that in which Tenant is engaged from time to time and (B) mutually satisfactory to Landlord and Tenant in their respective reasonable discretion.

(b) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Landlord’s cost and expense (but reimbursable as an Operating Expense under Section 5.2 hereof), commercial general liability insurance to protect against liability arising out of or related to the use of or resulting from any accident occurring in, upon or about the Center, with a combined single limit of liability of not less than Five Million Dollars ($5,000,000.00) per occurrence for bodily injury (including personal injury and death) and property damage.

(c) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Landlord’s cost and expense (but reimbursable as an Operating Expense under Section 5.2 hereof), policies of property insurance providing protection against “all risk of direct physical loss” (as defined by and detailed in the Insurance Service Office’s Commercial Property Program “Cause of Loss—Special Form [CP1030]” or its equivalent) for the Building shell and existing improvements in the Premises as tendered to Tenant at the time possession of (or early access to) the applicable portions of the Premises are delivered to Tenant, and for the improvements in the Center Common Areas and Building Common Areas (if any), on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an “agreed amount” basis or with a commercially reasonable margin clause). Such insurance may include earthquake and/or environmental coverage, as part of the same policy or as a separate policy or policies, to the extent Landlord in its sole discretion elects to carry such coverage, and shall have such commercially reasonable deductibles and other terms as Landlord in its discretion determines to be appropriate. Unless otherwise expressly provided in some other applicable provision of this Lease, Landlord shall have no obligation to carry property damage insurance for any alterations, additions or improvements installed by Tenant in the Building or on or about the Center.

(d) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, from and after the earlier of (i) the Commencement Date for the applicable portion of the Premises or (ii) the date Tenant advises Landlord in writing that Tenant’s construction of any material alterations or improvements being constructed by Tenant in the applicable portion of the Premises is complete (at which point Tenant’s builders’ risk coverage under paragraph (f) below would no longer be applicable), at Landlord’s cost and expense (but reimbursable as an Operating Expense allocable 100% to Tenant or as a direct chargeback to Tenant), policies of property insurance providing protection against “all risk of direct physical loss” (as defined by and detailed in the Insurance Service Office’s Commercial Property Program “Cause of Loss—Special Form [CP 1030]” or its equivalent) for all alterations, additions or improvements installed by Tenant in the Premises or Building and identified specifically in a written request from Tenant to Landlord as items for which Tenant would like Landlord to maintain coverage under this paragraph (d) (but excluding Tenant’s Property as defined in paragraph (e) below, which it shall be Tenant’s sole responsibility to insure pursuant to such paragraph), on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an “agreed amount” basis or with a commercially reasonable margin clause). Such insurance may include earthquake and/or environmental coverage, as part of the same policy or as a separate policy or policies, to the extent Landlord in its sole discretion elects to carry such coverage, and shall have such commercially reasonable deductibles and other terms as Landlord in its discretion determines to be appropriate. The coverage required to be maintained under this paragraph (d) may, in Landlord’s discretion, be added to or combined with Landlord’s master policy carried under paragraph (c) above. Tenant shall cooperate with Landlord in the preparation of a mutually approved initial list or schedule of any alterations, additions or improvements which Tenant wishes Landlord to insure under this paragraph (d), and Tenant shall thereafter provide to Landlord from time to time, upon request by Landlord annually or at other reasonable intervals, an updated schedule of values for all items to be insured by Landlord pursuant to this paragraph (d) (the intended purposes of such updating being to reflect (x) the addition of any new items not previously identified by Tenant to Landlord for purposes of Landlord's insurance obligation under this paragraph (d) and (y) any modification or removal of any items that would have the effect of eliminating them from the scope of Landlord's insurance obligation under this paragraph (d), and to identify current replacement cost values for all insured items under this paragraph (d)). Landlord shall have no obligation or liability to Tenant with respect to any underinsurance of alterations, additions or improvements to be insured by Landlord under this paragraph (d) to the extent such underinsurance results from Tenant's failure to keep Landlord informed from time to time, on a current basis, of the identification and the insurable value (on a full replacement cost basis) of the items to be insured by Landlord under this paragraph (d). In addition, Tenant shall provide Landlord with final construction cost figures for any alterations, additions or improvements constructed by Tenant and to be insured by Landlord under this paragraph (d). Landlord, in its discretion, may elect from time to time to obtain appraisals of any or all alterations, additions, furniture, furnishings, fixtures, equipment and improvements which Landlord is required to insure hereunder, but no such ordering or receipt of appraisals by Landlord shall constitute a waiver or release of Tenant's obligations to provide information to Landlord pursuant to this paragraph (d).

(e) Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, from and after the date possession of (or early access to) the applicable portion of the Premises is tendered to Tenant, at Tenant's cost and expense, policies of property insurance providing protection against "all risk of direct physical loss" (as defined by and detailed in the Insurance Service Office's Commercial Property Program "Cause of Loss-Special Form [CP1030]" or its equivalent) for Tenant's movable personal property, office furniture, movable equipment and trade fixtures, and for all other alterations, additions and improvements placed or installed by Tenant from time to time in or about the Premises and not identified by Tenant in writing to Landlord as items which Tenant wishes Landlord to insure under paragraph (d) above (collectively, “Tenant’s Property.” which term is not intended to imply any conclusion regarding ultimate ownership of alterations, additions and improvements that are otherwise covered by Article 7 above, but is used solely as a defined term for purposes of the specific contexts in which it is used as such in this Lease), on a full replacement cost basis (with no co-insurance or, if coverage without co-insurance is not reasonably available, then on an "agreed amount" basis or with a commercially reasonable margin clause). Such insurance may have such commercially reasonable deductibles and other terms as Tenant in its discretion determines to be appropriate, and shall name both Tenant and Landlord as insureds as their interests may appear.

(f) During Tenant's construction of any material alterations, additions or improvements in the Premises, Tenant shall also procure and maintain in full force and effect, at its sole cost and expense, a policy of builder's risk insurance on such alterations, additions and improvements being constructed by Tenant, in such amounts and with such commercially reasonable deductibles as Landlord and Tenant may mutually and reasonably determine to be appropriate with respect to such insurance. Without limiting the generality of the foregoing provisions, Tenant's builder's risk insurance with respect to such alterations, additions and improvements shall in all events include earthquake insurance in an amount at least equal to the cumulative amount (if any) of any payments or reimbursements by Landlord from time to time in connection with the construction of such alterations, additions or improvements.

10.2 Quality of Policies and Certificates. All policies of insurance required hereunder shall be issued by insurers with a minimum A.M. Best Rating of A-IX and, in the case of policies carried or required to be carried by Tenant, shall be written as primary policies not contributing with and not in excess of any coverage that Landlord may carry. Prior to the earlier of the first Commencement Date to occur under this Lease or the first date on which possession of any portion of the Premises is tendered to Tenant (including any early access period), or in the case of builders risk insurance, prior to commencement of any work in the Premises by Tenant or any of its employees, agents or contractors, Tenant shall deliver to Landlord copies of policies or certificates of insurance showing that all required policies are in effect. The coverage provided by such policies shall include the clause or endorsement referred to in Section 10.4. Evidence of renewal policies shall be provided by Tenant to Landlord prior to the expiration of the applicable existing policy or policies. If Tenant fails to acquire, maintain or renew any insurance required to be maintained by it under this Article 10 or to pay the premium therefor, then Landlord, at its option and in addition to its other remedies, but without obligation so to do, may procure such insurance, and any sums expended by it to procure any such insurance on behalf of or in place of Tenant shall be repaid upon demand, with interest as provided in Section 3.2 hereof. Tenant shall give Landlord at least thirty (30) days prior written notice of any cancellation or nonrenewal of insurance required to be maintained under this Article 10, and shall obtain written undertakings from each insurer under policies required to be maintained by it to endeavor to notify all insureds thereunder at least thirty (30) days prior to cancellation of coverage.

10.3 Workers’ Compensation; Employees. Tenant shall maintain in full force and effect during the term of this Lease workers’ compensation insurance in at least the minimum amounts required by law, covering all of Tenant’s employees working at or about the Premises, which policy shall include a waiver of subrogation in favor of Landlord and its parent company (HCP, Inc.), subsidiaries and affiliates. In addition, Tenant shall maintain in full force and effect during the term of this Lease employer’s liability coverage with limits of liability of not less than One Hundred Thousand Dollars ($100,000) per accident, One Hundred Thousand Dollars ($100,000) per employee for disease, and Five Hundred Thousand Dollars ($500,000) policy limit for disease.

10.4 Waiver of Subrogation. Notwithstanding anything to the contrary contained in this Lease, to the extent permitted by law and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other with respect to (i) damage to property, (ii) damage to the Center or any part thereof, or (iii) claims arising by reason of any of the foregoing, but only to the extent that any of the foregoing damages and claims under clauses (i)-(iii) hereof are covered or would have been covered, and only to the extent of such actual or deemed coverage, by property insurance actually carried or required to be carried hereunder by either Landlord or Tenant, regardless of any negligence of the party receiving the benefit of such waiver. This provision is intended to waive fully, and for the benefit of each party, any rights and claims which might give rise to a right of subrogation in any insurance carrier. Each party shall procure a clause or endorsement on any property insurance policy denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Coverage provided by insurance maintained by Landlord or Tenant shall not be limited, reduced or diminished by virtue of the subrogation waiver herein contained.

10.5 Increase in Premiums. Tenant shall do all acts and pay all expenses necessary to ensure that the Premises are not used for purposes prohibited by any applicable fire insurance, and that Tenant’s use of the Premises, Building and Center complies with all requirements necessary to obtain any such insurance. If Tenant uses or permits the Premises, Building or Center to be used in a manner which increases the existing rate of any insurance carried by Landlord on the Center and such use continues for longer than a reasonable period specified in any written notice from Landlord to Tenant identifying the rate increase and the factors causing the same, then Tenant shall pay the amount of the increase in premium caused thereby, and Landlord’s costs of obtaining other replacement insurance policies, including any increase in premium, within ten (10) days after demand therefor by Landlord.

10.6 Indemnification. Except as otherwise expressly provided for in this Lease, Tenant shall indemnify, defend and hold Landlord and its members, partners, shareholders, officers, directors, agents, employees and contractors harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys’ fees), damages or expenses of any kind arising therefrom which may be brought or made against Landlord or which Landlord may pay or incur by reason of the use, occupancy and enjoyment of the Center by Tenant or any invitees, sublessees, licensees, assignees, employees, agents or contractors of Tenant or holding under Tenant from any cause whatsoever other than gross negligence or willful misconduct or omission by Landlord or its agents, employees or contractors. Except as otherwise expressly provided for in this Lease, Landlord and its members, partners, shareholders, officers, directors, agents, employees and contractors shall not be liable for, and Tenant hereby waives all claims against such persons for, damages to goods, wares and merchandise in or upon the Center, or for injuries to Tenant, its agents or third persons in or upon the Center, from any cause whatsoever other than gross negligence or willful misconduct or omission by Landlord or its agents, employees or contractors. Tenant shall give prompt notice to Landlord of any casualty or accident in, on or about the Center.

10.7 Blanket Policy. Any policy required to be maintained hereunder may be maintained under a so-called “blanket policy” insuring other parties and other locations so long as the amount of insurance required to be provided hereunder is not thereby diminished. Without limiting the generality of the requirement set forth at the end of the preceding sentence, property insurance provided under a blanket policy shall provide full replacement cost coverage and liability insurance provided under a blanket policy shall include per location aggregate limits meeting or exceeding the limits required under this Article 10.

11. SUBLEASE AND ASSIGNMENT

11.1 Assignment and Sublease of Building. Except in the case of a Permitted Transfer, Tenant shall not have the right or power to assign its interest in this Lease, or make any sublease of the Premises or any portion thereof, nor shall any interest of Tenant under this Lease be assignable involuntarily or by operation of law, without on each occasion obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any purported sublease or assignment of Tenant’s interest in this Lease requiring but not having received Landlord’s consent thereto (to the extent such consent is required hereunder) shall be void. Without limiting the generality of the foregoing provisions, Landlord may withhold consent to any proposed subletting or assignment solely on the ground, if applicable, that the use by the proposed subtenant or assignee is reasonably likely to be incompatible with Landlord’s use of the balance of the Center. Except in the case of a Permitted Transfer, any dissolution, consolidation, merger or other reorganization of Tenant, or any sale or transfer of substantially all of the stock or assets of Tenant in a single transaction or series of related transactions, shall be deemed to be an assignment hereunder and shall be void without the prior written consent of Landlord as required above. Notwithstanding the foregoing, (i) neither an initial public offering of the common stock of Tenant nor any other sale of Tenant’s capital stock through any public securities exchange or market nor any other issuance of Tenant’s capital stock for bona fide financing purposes shall be deemed to be an assignment, subletting or transfer hereunder; (ii) Tenant shall have the right to assign this Lease or sublet the Premises, or any portion thereof, without Landlord’s consent (but with prior written notice by Tenant to Landlord), to any Affiliate of Tenant, provided that in the case of any such assignment by Tenant to an Affiliate of Tenant, Tenant or Tenant’s parent (if any) shall guarantee the obligations of the assignee pursuant to a written guarantee in form and substance reasonably requested by Landlord; and (iii) Landlord agrees that it will not withhold its consent to any assignment occurring pursuant to a merger or consolidation involving Tenant, or pursuant to the acquisition by any entity of substantially all of the stock or assets of Tenant as a going concern, provided that in the case of any such merger, consolidation or acquisition, the surviving entity or the acquiring entity (as applicable) (A) has a net worth at least equal to that of Tenant immediately prior to consummation of the merger, consolidation or acquisition and (B) is of a character and quality reasonably comparable to that of other tenants in the Center or in other first-class office, research and development buildings of similar age, size and quality in the same geographical area as the Center. For purposes of this Article 11, an “Affiliate” of Tenant shall mean any entity in which Tenant owns at least a fifty percent (50%) equity interest, any entity which owns at least a fifty percent (50%) equity interest in Tenant, and/or any entity which is related to Tenant by a chain of ownership interests involving at least a fifty percent (50%) equity interest at each level in the chain, and a “Permitted Transfer” shall mean any assignment or sublease described in clause (ii) of the preceding sentence or to which Landlord consents pursuant to clause (iii) of the preceding sentence. Landlord shall have no right to terminate this Lease in connection with, and shall have no right to any sums or other economic consideration resulting from, any Permitted Transfer. Except as expressly set forth in this Section 11.1, however, the provisions of Section 11.2 shall remain applicable to any Permitted Transfer and the transferee under such Permitted Transfer shall be and remain subject to all of the terms and provisions of this Lease.

11.2 Rights of Landlord.

(a) Consent by Landlord to one or more assignments of this Lease, or to one or more sublettings of the Premises or any portion thereof, or collection of rent by Landlord from any assignee or sublessee, shall not operate to exhaust Landlord’s rights under this Article 11, nor constitute consent to any subsequent assignment or subletting. No assignment of Tenant’s interest in this Lease and no sublease shall relieve Tenant of its obligations hereunder, notwithstanding any waiver or extension of time granted by Landlord to any assignee or sublessee, or the failure of Landlord to assert its rights against any assignee or sublessee, and regardless of whether Landlord’s consent thereto is given or required to be given hereunder. In the event of a default by any assignee, sublessee or other successor of Tenant in the performance of any of the terms or obligations of Tenant under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against any such assignee, sublessee or other successor. In addition, Tenant immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any subletting of all or a part of the Premises as permitted under this Lease, and Landlord, as Tenant’s assignee and as attorney-in-fact for Tenant, or any receiver for Tenant appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence and during the continuance of an event of default by Tenant, Tenant shall have the right to collect such rent and to retain all sublease profits (subject to the provisions of Section 11.2(c), below).

(b) Upon any assignment of Tenant’s interest in this Lease other than a Permitted Transfer, Tenant shall pay to Landlord, within ten (10) days after receipt thereof by Tenant from time to time, one-half ( 1/2) of all cash sums and other economic considerations received by Tenant in connection with or as a result of such assignment, after first deducting therefrom (i) any costs incurred by Tenant for leasehold improvements (including, but not limited to, third-party architectural and space planning costs) in the Premises in connection with such assignment, amortized over the remaining term of this Lease, and (ii) any real estate commissions and/or reasonable attorneys’ fees actually incurred by Tenant in connection with such assignment.

(c) Upon any sublease of all or any portion of the Premises other than a Permitted Transfer, Tenant shall pay to Landlord, within ten (10) days after receipt thereof by Tenant from time to time, one-half ( 1/2) of all cash sums and other economic considerations received by Tenant in connection with or as a result of such sublease, after first deducting therefrom (i) the minimum rental due hereunder for the corresponding period, prorated (on the basis of the average per-square-foot cost paid by Tenant for the Premises for the applicable period under this Lease) to reflect the size of the subleased portion of the Premises, and any Additional Monthly Rent due hereunder for the corresponding period to the extent such Additional Monthly Rent is attributable to Tenant’s use of funds from the Additional TI Allowance to construct tenant improvements in the subleased portion of the Premises, (ii) any costs incurred by Tenant for leasehold improvements in the subleased portion of the Premises (including, but not limited to, third-party architectural and space planning costs) for the specific benefit of the sublessee in connection with such sublease, amortized over the remaining term of this Lease, and (iii) any real estate commissions and/or reasonable attorneys’ fees actually incurred by Tenant in connection with such sublease, amortized over the term of such sublease.

(d) Within ten (10) business days after Landlord’s receipt of written notice from Tenant of any proposed subletting of substantially all of the Premises for a term longer than twenty-five percent (25%) of the then remaining term of this Lease (other than pursuant to a Permitted Transfer, such Permitted Transfers being exempt from the provisions of this paragraph (d)), in lieu of consenting to or refusing consent to the proposed subletting, Landlord in its sole discretion may elect by written notice to Tenant to recapture the Premises and terminate this Lease early, effective as of the proposed effective date of the proposed subletting.

12. RIGHT OF ENTRY AND QUIET ENJOYMENT

12.1 Right of Entry. Landlord and its authorized representatives shall have the right, subject to Tenant’s reasonable operating and security procedures, to enter the Premises at any time during the term of this Lease during normal business hours and upon not less than twenty-four (24) hours prior notice, except in the case of emergency (in which event no notice shall be required and entry may be made at any time), for the purpose of inspecting and determining the condition of the Premises and Building or for any other proper purpose including, without limitation, to make repairs, replacements or improvements which Landlord may deem necessary, to show the Premises and Building to prospective purchasers, to show the Premises and Building to prospective tenants (but only during the final year of the term of this Lease), and to post notices of nonresponsibility. Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business, quiet enjoyment or other damage or loss to Tenant by reason of making any repairs or performing any work upon the Building or the Center or by reason of erecting or maintaining any protective barricades in connection with any such work, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever, provided, however, Landlord shall use reasonable efforts to minimize the inconvenience to Tenant’s normal business operations caused thereby.

12.2 Quiet Enjoyment. Landlord covenants that Tenant, upon paying the rent and performing its obligations hereunder and subject to all the terms and conditions of this Lease, shall peacefully and quietly have, hold and enjoy the Premises and the Center throughout the term of this Lease, or until this Lease is terminated as provided by this Lease.

13. CASUALTY AND TAKING

13.1 Damage or Destruction.

(a) If the Premises or any portion of the Building or Center Common Areas necessary for Tenant’s use and occupancy of the Premises is damaged or destroyed in whole or in any substantial part during the term of this Lease, Landlord shall obtain from Landlord’s architect, as soon as practicable (and in all events within forty-five (45) days) following the damage or destruction, (i) the architect’s reasonable, good faith estimate of the time within which repair and restoration of the Premises, Building and Center Common Areas (if applicable) can reasonably be expected to be completed to the extent necessary to enable Tenant to resume its full business operations in the Premises without material impairment and (ii) the architect’s reasonable, good faith opinion as to whether repair and restoration to that extent will be permitted under applicable governmental laws, regulations and building codes then in effect (collectively, the “Architect’s Estimate”). If the damage or destruction materially impairs Tenant’s ability to conduct its business operations in the Premises, and if either (A) the estimated repair time specified in the Architect’s Estimate exceeds six (6) months (or, in the case of an occurrence during the final year of the term of this Lease, sixty (60) days) or (B) the Architect’s Estimate states that repair and restoration of the affected areas to the extent necessary to enable Tenant to resume its full business operations in the Premises without material impairment will not be permitted under applicable governmental laws, regulations and building codes then in effect, then in either such event either Landlord or Tenant may terminate this Lease as of the date of the occurrence by giving written notice to the other party within thirty (30) days after the date of the occurrence or fifteen (15) days after delivery of the Architect’s Estimate, whichever is later. In addition, Landlord shall have a similar termination right if the damage or destruction arises from a risk that is not required to be insured against (and is not actually insured against) by Landlord under this Lease and if Landlord’s architect reasonably estimates that the uninsured cost to restore the portions of the Premises and Building for which Landlord is responsible to the condition required above would exceed five percent (5%) of the then applicable replacement cost of the entire Premises. If the circumstances creating a termination right under the preceding two sentences do not exist, or if such circumstances exist but neither party timely exercises any applicable termination right, then this Lease shall remain in full force and effect and (x) Landlord, as to the Center Common Areas and as to the shell of the Building and the alterations, additions and improvements that Landlord is required to insure (or actually insures) under Sections 10.1(c) and (d) above, and (y) Tenant, as to the alterations, additions and improvements (if any) that Tenant is required to insure under Section 10.1(e) above, shall respectively commence and complete, with all due diligence and as promptly as is reasonably practicable under the conditions then existing, the repair and restoration of such respective portions of the Property and Premises to a condition substantially comparable to that which existed immediately prior to the damage or destruction; provided, however, that Tenant in its discretion may elect not to repair, rebuild or replace any or all of the items which would otherwise be Tenant’s responsibility under clause (y) of this sentence to the extent such items were constructed or installed at Tenant’s sole expense and without any payment or reimbursement by Landlord.

(b)    If this Lease is terminated pursuant to the foregoing provisions of this Section 13.1 following an occurrence which is a peril actually insured or required to be insured against pursuant to Section 10.1(c), (d) and/or (e), Landlord and Tenant agree (and any Lender shall be asked to agree) that such insurance proceeds shall be allocated between Landlord and Tenant in a manner which fairly and reasonably reflects their respective ownership rights under this Lease, as of the termination or expiration of the term of this Lease, with respect to the improvements, fixtures, equipment and other items to which such insurance proceeds are attributable.

(c)    From and after the date of an occurrence resulting in damage to or destruction of the Premises or of Center Common Areas necessary for Tenant’s use and occupancy of the Premises, and continuing until repair and restoration thereof are completed to the extent necessary to enable Tenant to resume operation of its business in the Premises without material impairment, there shall be an equitable abatement of minimum rental and of Tenant’s Operating Cost Share of Operating Expenses based upon the degree to which Tenant’s ability to conduct its business in the Premises is impaired.

(d)    Each party expressly waives the provisions of California Civil Code Sections 1932(2), 1933(4) and any other applicable existing or future law permitting the termination of a lease agreement in the event of damage to or destruction of the leased property, it being the intention of the parties that their respective rights in such circumstances shall be governed solely by the provisions of this Article 13.

13.2  Condemnation.

(a)    If during the term of this Lease the Premises or any portion of the Building or Center Common Areas that is necessary for Tenant’s use and occupancy of the Premises, or any substantial part of any of them, is taken by eminent domain or by reason of any public improvement or condemnation proceeding, or in any manner by exercise of the right of eminent domain (including any transfer in lieu of or in avoidance of an exercise of the power of eminent domain), or receives irreparable damage by reason of anything lawfully done by or under color of any public authority, then (i) this Lease shall terminate as to the entire Premises at Landlord’s election by written notice given to Tenant within thirty (30) days after the taking has occurred, and (ii) this Lease shall terminate as to the entire Premises at Tenant’s election, by written notice given to Landlord within thirty (30) days after the nature and extent of the taking have been finally determined, if the portion of the Premises, Building or Center taken is of such extent and nature as substantially to handicap, impede or permanently impair Tenant’s use of the Premises. If Tenant elects to terminate this Lease, Tenant shall also notify Landlord of the date of termination, which date shall not be earlier than thirty (30) days nor later than ninety (90) days after Tenant has notified Landlord of Tenant’s election to terminate, except that this Lease shall terminate on the date of taking if such date falls on any date before the date of termination designated by Tenant. If neither party elects to terminate this Lease as hereinabove provided, this Lease shall continue in full force and effect (except that there shall be an equitable abatement of minimum rental and of Tenant’s Operating Cost Share of Operating Expenses based upon the degree to which Tenant’s ability to conduct its business in the Premises is impaired), Landlord shall restore the improvements for which Landlord is responsible under clause (x) of Section 13.1(a) above to a complete architectural whole and a functional condition and as nearly as reasonably possible to the condition existing before the taking, and Tenant shall restore the improvements for which Tenant is responsible under clause (y) of Section 13.1(a) above to a complete architectural whole and a functional condition and as nearly as reasonably possible to the condition existing before the taking; provided, however, that Tenant in its discretion may elect not to repair, restore or replace any or all of the items which would otherwise be Tenant’s responsibility to the extent such items were constructed or installed at Tenant’s sole expense and without any payment or reimbursement by Landlord. In connection with any such restoration, each party shall use reasonable efforts (including, without limitation, any necessary negotiation or intercession with its respective lender, if any) to ensure that any severance damages or other condemnation awards intended to provide compensation for rebuilding or restoration costs are promptly collected and made available to Landlord and Tenant in portions reasonably corresponding to the cost and scope of their respective restoration obligations, subject only to such payment controls as either party or its lender may reasonably require in order to ensure the proper application of such proceeds toward the restoration of the Premises, Building and Center. Each party expressly waives the provisions of California Code of Civil Procedure Section 1265.130 and of any other existing or future law allowing either party to terminate (or to petition the Superior Court to terminate) a lease in the event of a partial condemnation or taking of the leased property, it being the intention of the parties that their respective rights in such circumstances shall be governed solely by the provisions of this Article 13.

(b) If this Lease is terminated pursuant to the foregoing provisions of this Section 13.2, or if this Lease remains in effect but any condemnation awards or other proceeds become available as compensation for the loss or destruction of the Building and/or the Center, then Landlord and Tenant agree (and any Lender shall be asked to agree) that such proceeds shall be allocated between Landlord and Tenant, respectively, in the respective proportions in which Landlord and Tenant would have shared, under Section 13.1(b), the proceeds of any applicable insurance following damage to or destruction of the applicable improvements due to an insured casualty.

13.3 Reservation of Compensation. Landlord reserves, and Tenant waives and assigns to Landlord, all rights to any award or compensation for damage to the Center, the improvements located therein and the leasehold estate created hereby, accruing by reason of any taking in any public improvement, condemnation or eminent domain proceeding or in any other manner by exercise of the right of eminent domain or of anything lawfully done by public authority, except that (a) Tenant shall be entitled to pursue recovery from the applicable public authority for Tenant’s moving expenses, trade fixtures and equipment and any leasehold improvements installed by Tenant in the Premises or Building at its own sole expense, but only to the extent Tenant would have been entitled to remove such items at the expiration of the term of this Lease and then only to the extent of the then remaining unamortized value of such improvements computed on a straight-line basis over the term of this Lease, and (b) any condemnation awards or proceeds described in Section 13.2(b) shall be allocated and disbursed in accordance with the provisions of Section 13.2(b), notwithstanding any contrary provisions of this Section 13.3.

13.4 Restoration of Improvements. In connection with any repair or restoration of improvements by either party following a casualty or taking as hereinabove set forth, the party responsible for such repair or restoration shall, to the extent possible, return such improvements to a condition substantially equal to that which existed immediately prior to the casualty or taking. To the extent such party wishes to make material modifications to such improvements, such modifications shall be subject to the prior written approval of the other party (not to be unreasonably withheld or delayed), except that no such approval shall be required for modifications that are required by applicable governmental authorities as a condition of the repair or restoration, unless such required modifications would impair or impede Tenant’s conduct of its business in the Premises (in which case any such modifications in Landlord’s work shall require Tenant’s consent, not unreasonably withheld or delayed) or would materially and adversely affect the exterior appearance, the structural integrity or the mechanical or other operating systems of the Premises or Building (in which case any such modifications in Tenant’s work shall require Landlord’s consent, not unreasonably withheld or delayed).

14. DEFAULT

14.1 Events of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

(a) Abandonment. Abandonment of the Premises. “Abandonment” is hereby defined to include, but is not limited to, any absence by Tenant from the Premises for fifteen (15) consecutive days or more while Tenant is in default, beyond any applicable cure periods, under any other provision of this Lease; provided, however, that Abandonment shall not be deemed to exist during any period in which the Premises are vacant, so long as Tenant is not in default (beyond any applicable cure period) with respect to all other provisions of this Lease including (but not limited to) the vacancy-related requirements of Section 9.2 of this Lease. Tenant waives any right Tenant may have to notice under Section 1951.3 of the California Civil Code, the terms of this subsection (a) being deemed such notice to Tenant as required by said Section 1951.3;

(b) Nonpayment. Failure to pay, when due, any amount payable to Landlord hereunder, such failure continuing for a period of five (5) business days after written notice of such failure; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time;

(c) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subsection (b) hereof (including, but not limited to, any breach by Tenant of any declarations or other documents described in Section 15.4 below), such failure continuing for fifteen (15) days after written notice of such failure; provided, however, that if such failure is curable in nature but cannot reasonably be cured within such 15-day period, then Tenant shall not be in default if, and so long as, Tenant promptly (and in all events within such 15-day period) commences such cure and thereafter diligently pursues such cure to completion; and provided further, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time;

(d) General Assignment. A general assignment by Tenant for the benefit of creditors;

(e) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease. Specifically, but without limiting the generality of the foregoing, such adequate assurances must include assurances that the Premises continue to be operated only for the use permitted hereunder. The provisions hereof are to assure that the basic understandings between Landlord and Tenant with respect to Tenant’s use of the Center and the benefits to Landlord therefrom are preserved, consistent with the purpose and intent of applicable bankruptcy laws;

(f) Receivership. The employment of a receiver appointed by court order to take possession of substantially all of Tenant’s assets or the Premises, if such receivership remains undissolved for a period of thirty (30) days;

(g) Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof; or

(h) Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any proceeding against Tenant seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed.

14.2 Remedies upon Tenant’s Default.

(a) Upon the occurrence of any event of default described in Section 14.1 hereof, Landlord, in addition to and without prejudice to any other rights or remedies it may have, shall have the immediate right (subject to compliance with applicable laws) to re-enter the Premises or any part thereof and repossess the same, expelling and removing therefrom all persons and property (which property may be stored in a public warehouse or elsewhere at the cost and risk of and for the account of Tenant). In addition to or in lieu of such re-entry, and without prejudice to any other rights or remedies it may have, Landlord shall have the right either (i) to terminate this Lease and recover from Tenant all damages incurred by Landlord as a result of Tenant’s default, as hereinafter provided, or (ii) to continue this Lease in effect and recover rent and other charges and amounts as they become due.

(b) Even if Tenant has breached this Lease and abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under subsection (a) hereof and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a lessor under California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations), or any successor Code section. Acts of maintenance, preservation or efforts to relet the Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interests under this Lease shall not constitute a termination of Tenant’s right to possession.

(c) If Landlord terminates this Lease pursuant to this Section 14.2, Landlord shall have all of the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California, or any successor Code section, which remedies include Landlord’s right to recover from Tenant (i) the worth at the time of award of the unpaid rent and additional rent which had been earned at the time of termination, (ii) the worth at the time of award of the amount by which the unpaid rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, (iii) the worth at the time of award of the amount by which the unpaid rent and additional rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including necessary repair, renovation and alteration of the Premises, reasonable attorneys’ fees, and other reasonable costs. The “worth at the time of award” of the amounts referred to in clauses (i) and (ii) above shall be computed by allowing interest at ten percent (10%) per annum from the date such amounts accrued to Landlord. The “worth at the time of award” of the amounts referred to in clause (iii) above shall be computed by discounting such amount at one percentage point above the discount rate of the Federal Reserve Bank of San Francisco at the time of award.

14.3 Remedies Cumulative. All rights, privileges and elections or remedies of Landlord contained in this Article 14 are cumulative and not alternative to the extent permitted by law and except as otherwise provided herein.

15. SUBORDINATION. ATTORNMENT AND SALE

15.1 Subordination to Mortgage. This Lease, and any sublease entered into by Tenant under the provisions of this Lease, shall be subject and subordinate to any ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security now or hereafter placed upon the Premises, the Building, the Center, or any of them, and the rights of any assignee of Landlord or of any ground lessor, mortgagee, trustee, beneficiary or leaseback lessor under any of the foregoing, and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, that such subordination in the case of any future ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security placed upon the Premises, the Building, the Center, or any of them shall be conditioned on Tenant’s receipt from the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor of a Non-Disturbance Agreement in a form reasonably acceptable to Tenant (i) confirming that so long as Tenant is not in material default hereunder beyond any applicable cure period (for which purpose the occurrence and continuance of any event of default under Section 14.1 hereof shall be deemed to be “material”), Tenant’s rights hereunder shall not be disturbed by such person or entity and (ii) agreeing that the benefit of such Non-Disturbance Agreement shall be transferable to any transferee under a Permitted Transfer and to any other assignee or subtenant that is acceptable to the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor at the time of transfer. If any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee elects to have this Lease be an encumbrance upon the Center prior to the lien of its mortgage, deed of trust, ground lease or leaseback lease or other security arrangement and gives notice thereof to Tenant, this Lease shall be deemed prior thereto, whether this Lease is dated prior or subsequent to the date thereof or the date of recording thereof. Tenant, and any sublessee, shall execute such documents as may reasonably be requested by any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee to evidence the subordination herein set forth, subject to the conditions set forth above, or to make this Lease prior to the lien of any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement, as the case may be. Upon any default by Landlord in the performance of its obligations under any mortgage, deed of trust, ground lease, leaseback lease or assignment, Tenant (and any sublessee) shall, notwithstanding any subordination hereunder, attorn to the mortgagee, trustee, beneficiary, ground lessor, leaseback lessor or assignee thereunder upon demand and become the tenant of the successor in interest to Landlord, at the option of such successor in interest, and shall execute and deliver any instrument or instruments confirming the attornment herein provided for.

15.2 Sale of Landlord’s Interest. Upon sale, transfer or assignment of Landlord’s entire interest in the Building and the Center, Landlord shall be relieved of its obligations hereunder with respect to liabilities accruing from and after the date of such sale, transfer or assignment.

15.3 Estoppel Certificates. Tenant or Landlord (the “responding party”), as applicable, shall at any time and from time to time, within ten (10) business days after written request by the other party (the “requesting party”), execute, acknowledge and deliver to the requesting party a certificate in writing stating: (i) that this Lease is unmodified and in full force and effect, or if there have been any modifications, that this Lease is in full force and effect as modified and stating the date and the nature of each modification; (ii) the date to which rental and all other sums payable hereunder have been paid; (iii) that the requesting party is not in default in the performance of any of its obligations under this Lease, that the certifying party has given no notice of default to the requesting party and that no event has occurred which, but for the expiration of the applicable time period, would constitute an event of default hereunder, or if the responding party alleges that any such default, notice or event has occurred, specifying the same in reasonable detail; and (iv) such other matters as may reasonably be requested by the requesting party or by any institutional lender, mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or prospective purchaser of the Center, or prospective sublessee or assignee of this Lease. Any such certificate provided under this Section 15.3 may be relied upon by any lender, mortgagee, trustee, beneficiary, assignee or successor in interest to the requesting party, by any prospective purchaser, by any purchaser on foreclosure or sale, by any grantee under a deed in lieu of foreclosure of any mortgage or deed of trust on the Property, by any subtenant or assignee, or by any other third party. Failure to execute and return within the required time any estoppel certificate requested hereunder, if such failure continues for five (5) days after a second written request by the requesting party for such estoppel certificate, shall be deemed to be an admission of the truth of the matters set forth in the form of certificate submitted to the responding party for execution.

15.4 Subordination to CC&R’s. This Lease, and any permitted sublease entered into by Tenant under the provisions of this Lease, and the interests in real property conveyed hereby and thereby shall be subject and subordinate (a) to any declarations of covenants, conditions and restrictions or other recorded restrictions affecting the Center or any portion thereof from time to time, provided that the terms of such declarations or restrictions are reasonable (or, to the extent they are not reasonable, are mandated by applicable law), do not materially impair Tenant’s ability to conduct the uses permitted hereunder on the Premises and in the Center, and do not discriminate against Tenant relative to other similarly situated tenants occupying the portion(s) of the Center covered by such declarations or restrictions, and (b) to the Declaration of Covenants, Conditions and Restrictions of Shoreline Technology Park, Mountain View, California, dated October 24, 1986 and recorded on October 24, 1986 as Instrument No. 8997310, Book J895, Page 456, Official Records of Santa Clara County, as the same may be amended from time to time (the “Declaration”), the provisions of which Declaration are an integral part of this Lease;

Tenant agrees to execute, upon request by Landlord, any documents reasonably required from time to time to evidence the foregoing subordination.

15.5 Mortgagee Protection. If, following a default by Landlord under any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement covering the Building, the Center, or any portion of them, the Building and/or the Center, as applicable, is acquired by the mortgagee, beneficiary, master lessor or other secured party, or by any other successor owner, pursuant to a foreclosure, trustee’s sale, sheriff’s sale, lease termination or other similar procedure (or deed in lieu thereof), then any such person or entity so acquiring the Building and/or the Center shall not be:

(a) liable for any act or omission of a prior landlord or owner of the Center (including, but not limited to, Landlord);

(b) subject to any offsets or defenses that Tenant may have against any prior landlord or owner of the Center (including, but not limited to, Landlord);

(c) bound by any rent or additional rent that Tenant may have paid in advance to any prior landlord or owner of the Center (including, but not limited to, Landlord) for a period in excess of one month, or by any security deposit, cleaning deposit or other prepaid charge that Tenant may have paid in advance to any prior landlord or owner (including, but not limited to, Landlord), except to the extent such deposit or prepaid amount has been expressly turned over to or credited to the successor owner thus acquiring the Center;

(d) liable for any warranties or representations of any nature whatsoever, whether pursuant to this Lease or otherwise, by any prior landlord or owner of the Center (including, but not limited to, Landlord) with respect to the use, construction, zoning, compliance with laws, title, habitability, fitness for purpose or possession, or physical condition (including, without limitation, environmental matters) of the Building or the Center; or

(e) liable to Tenant in any amount beyond the interest of such mortgagee, beneficiary, master lessor or other secured party or successor owner in the Center as it exists from time to time, it being the intent of this provision that Tenant shall look solely to the interest of any such mortgagee, beneficiary, master lessor or other secured party or successor owner in the Center for the payment and discharge of the landlord’s obligations under this Lease and that such mortgagee, beneficiary, master lessor or other secured party or successor owner shall have no separate personal liability for any such obligations.

16. SECURITY

16.1 Deposit. Concurrently with Tenant’s execution of this Lease, Tenant shall deposit with Landlord the sum of One Hundred Ninety-Eight Thousand Two Hundred Eighty-Eight and No/100 Dollars ($198,288.00), which sum (the “Security Deposit”) shall be held by Landlord as security for the faithful performance of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults (beyond any applicable cure period) with respect to any provision of this Lease, including, without limitation, the provisions relating to the payment of rental and other sums due hereunder, Landlord shall have the right, but shall not be required, to use, apply or retain all or any part of the Security Deposit for the payment of rental or any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep any deposit under this Section separate from Landlord’s general funds, and Tenant shall not be entitled to interest thereon. Provided that no uncured event of default by Tenant then exists under this Lease, the Security Deposit, or any balance thereof, shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder (unless different instructions have been presented to Landlord in a writing signed by both Tenant and such assignee), in no event more than thirty (30) days after (i) the term of this Lease has expired or terminated, (ii) Tenant has vacated the Property and surrendered possession of the Premises to Landlord, and (iii) Tenant has fully performed its obligations under or arising out of this Lease, including, without limitation, (A) obtaining any signoffs, releases and other required actions or documents from any applicable governmental authorities and completing any other applicable decommissioning, site closure or other procedures required by any applicable governmental authorities as a result of or in connection with Tenant’s use and occupancy of the Premises (including, but not limited to, as a result of any use or storage of radioactive or other hazardous materials on or about the Premises by Tenant) and delivering written evidence of such compliance to Landlord, and (B) in the case of a termination of this Lease following a default by Tenant, paying future rent damages recoverable under applicable law as a result of such default. Tenant expressly and voluntarily waives any and all provisions of and benefits under California Civil Code Section 1950.7 to the extent such provisions could otherwise be interpreted or applied to require a repayment of any portion of Tenant’s Security Deposit prior to the time specified in the immediately preceding sentence. In the event of termination of Landlord’s interest in this Lease by assignment or otherwise, Landlord shall transfer all deposits then held by Landlord under this Section to Landlord’s successor in interest, whereupon Tenant agrees to release Landlord from all liability for the return of such deposit or the accounting thereof.

17.  MISCELLANEOUS

17.1  Notices: Payments to Landlord.

(a)    All notices, consents, waivers and other communications which this Lease requires or permits either party to give to the other shall be in writing and shall be deemed given when delivered personally (including delivery by private same-day or overnight courier or express delivery service) or by telecopier with mechanical confirmation of transmission, effective upon personal delivery to or refusal of delivery by the recipient (in the case of personal delivery by any of the means described above) or upon telecopier transmission during normal business hours at the recipient’s office (in the case of telecopier transmission, with any transmission outside of normal business hours being effective as of the beginning of the first business day commencing after the time of actual transmission) to the parties at their respective addresses as follows:

To Tenant:	Complete Genomics, Inc.
2071 Stierlin Court
Mountain View, CA 94043
Attn: J. Curson, CFO
Telecopier: (650) 964-2108

with a copy to:	Latham & Watkins
140 Scott Drive
Menlo Park, CA 94025
Attn: Greg Chin
Telecopier: (650) 463-2600

To Landlord:	Britannia Hacienda VIII, LLC
c/o HCP, Inc.
3760 Kilroy Airport Way, Suite 300
Long Beach, CA 90806-2473
Attn: Legal Department
Telecopier: (562) 733-5200

with a copy to:	Britannia Hacienda VIII, LLC
c/o HCP Life Science Estates
400 Oyster Point Boulevard, Suite 409
South San Francisco, CA 94080
Attn: Jon Bergschneider
Telecopier: (650) 875-2003

and a copy to:	Folger Levin & Kahn LLP
Embarcadero Center West
275 Battery Street, 23rd Floor
San Francisco, CA 94111
Attn: Donald E. Kelley, Jr.
Telecopier: (415) 986-2827

or to such other address(es) as may be contained in a notice of address change given by either party to the other pursuant to this Section, effective no earlier than fifteen (15) days after delivery of such notice to the receiving party.

(b) Rental payments and other sums required by this Lease to be paid by Tenant shall be delivered to the applicable address or account specified in the table below (depending upon the manner of payment), or to such address or account as Landlord or its property manager may from time to time specify in writing to Tenant, and shall be deemed to be paid only upon actual receipt.

If by check, mail payments to:	If by wire, send payments to:
HCP Life Sciences REIT	HCP Life Sciences REIT
File 51142	Bank of America
Los Angeles, CA 90074-1100	ABA: 026009593
Acct: 1235928034

If by ACH, send payments to:	If by overnight mail, send to:
HCP Life Sciences REIT	Bank of America Lockbox Services
Bank of America	File 51142
ABA: 121000358	Ground Level
Acer: 1235928034	1000 W. Temple Street Los Angeles, CA 90012

17.2 Successors and Assigns. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successive Landlord under this Lease shall be liable only for obligations accruing during the period of its ownership of the Center, and any liability for obligations accruing after termination of such ownership shall terminate as of the date of such termination of ownership and shall pass to the successor lessor.

17.3 No Waiver. The failure of either party to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease shall not be deemed a waiver of such violation, or prevent a subsequent act which would originally have constituted a violation from having all the force and effect of an original violation.

17.4 Severability. If any provision of this Lease or the application thereof is held to be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each of the provisions of this Lease shall be valid and enforceable, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under all the circumstances or would materially frustrate the purposes of this Lease.

17.5 Litigation Between Parties. In the event of any litigation or other dispute resolution proceedings between the parties hereto arising out of or in connection with this Lease, the prevailing party shall be reimbursed for all reasonable costs, including, but not limited to, reasonable accountants’ fees and attorneys’ fees, incurred in connection with such proceedings (including, but not limited to, any appellate proceedings relating thereto) or in connection with the enforcement of any judgment or award rendered in such proceedings. “Prevailing party” within the meaning of this Section shall include, without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

17.6 Surrender. A voluntary or other surrender of this Lease by Tenant, or a mutual termination thereof between Landlord and Tenant, shall not result in a merger but shall, at the option of Landlord, operate either as an assignment to Landlord of any and all existing subleases and subtenancies, or a termination of all or any existing subleases and subtenancies. This provision shall be contained in any and all assignments or subleases made pursuant to this Lease.

17.7 Interpretation. The provisions of this Lease shall be construed as a whole, according to their common meaning, and not strictly for or against Landlord or Tenant. The captions preceding the text of each Section and subsection hereof are included only for convenience of reference and shall be disregarded in the construction or interpretation of this Lease.

17.8 Entire Agreement. This written Lease, together with the exhibits hereto, contains all the representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Lease and the exhibits hereto. This Lease may be modified only by an agreement in writing signed by each of the parties.

17.9 Governing Law. This Lease and all exhibits hereto shall be construed and interpreted in accordance with and be governed by all the provisions of the laws of the State of California.

17.10 No Partnership. The relationship between Landlord and Tenant is solely that of a lessor and lessee. Nothing contained in this Lease shall be construed as creating any type or manner of partnership, joint venture or joint enterprise with or between Landlord and Tenant.

17.11 Financial Information. From time to time Tenant shall promptly provide directly to prospective lenders and purchasers of the Center designated by Landlord such financial information pertaining to the financial status of Tenant as Landlord may reasonably request; provided, Tenant shall be permitted to provide such financial information in a manner which Tenant deems reasonably necessary to protect the confidentiality of such information. In addition, from time to time, Tenant shall provide Landlord with such financial information pertaining to the financial status of Tenant as Landlord may reasonably request. Landlord agrees that all financial information supplied to Landlord by Tenant shall be treated as confidential material, and shall not be disseminated to any party or entity (including any entity affiliated with Landlord) without Tenant’s prior written consent, except that Landlord shall be entitled to provide such information, subject to reasonable precautions to protect the confidential nature thereof, (i) to Landlord’s partners and professional advisors, solely to use in connection with Landlord’s execution and enforcement of this Lease, and (ii) to prospective lenders and/or purchasers of the Center, solely for use in connection with their bona fide consideration of a proposed financing or purchase of the Center, provided that such prospective lenders and/or purchasers are not then engaged in businesses directly competitive with the business then being conducted by Tenant. For purposes of this Section, without limiting the generality of the obligations provided herein, it shall be deemed reasonable for Landlord to request copies of Tenant’s most recent audited annual financial statements, or, if audited statements have not been prepared, unaudited financial statements for Tenant’s most recent fiscal year, accompanied by a certificate of Tenant’s chief financial officer that such financial statements fairly present Tenant’s financial condition as of the date(s) indicated. Notwithstanding any other provisions of this Section 17.11, during any period in which Tenant has outstanding a class of publicly traded securities and is filing with the Securities and Exchange Commission, on a regular basis, Forms 10Q and 10K and any other periodic filings required under the Securities Exchange Act of 1934, as amended, it shall constitute sufficient compliance under this Section 17.11 for Tenant to furnish Landlord with copies of such periodic filings substantially concurrently with the filing thereof with the Securities and Exchange Commission.

Landlord and Tenant recognize the need of Tenant to maintain the confidentiality of information regarding its financial status and the need of Landlord to be informed of, and to provide to prospective lenders and purchasers of the Center financial information pertaining to, Tenant’s financial status. Landlord and Tenant agree to cooperate with each other in achieving these needs within the context of the obligations set forth in this Section.

17.12 Costs. If Tenant asks Landlord to execute any document granting Landlord’s consent or approval or a waiver or modification of Landlord’s rights, or requests any other form of consent, approval or other action by Landlord, in connection with any assignment of this Lease, any subletting of the Premises or of any portion thereof, any financing transaction or any other action or transaction that Tenant proposes to take or in which Tenant proposes to participate, then as a condition to obtaining such consent, approval, waiver or other document or action from Landlord, Tenant shall reimburse Landlord promptly for any and all reasonable costs and expenses incurred by Landlord in connection therewith, including, without limitation, Landlord’s reasonable attorneys’ fees.

17.13 Time. Time is of the essence of this Lease, and of every term and condition hereof.

17.14 Rules and Regulations. Tenant shall observe, comply with and obey, and shall cause its employees, agents and, to the best of Tenant’s ability, invitees to observe, comply with and obey such reasonable rules and regulations for the safety, care, cleanliness, order and use of the Building and the Center as Landlord may promulgate and deliver to Tenant from time to time.

17.15 Brokers. Landlord agrees to pay a brokerage commission in connection with the consummation of this Lease to Tenant’s broker, CRESA Partners, in accordance with a separate written agreement. Each party represents and warrants that no other broker participated in the consummation of this Lease and agrees to indemnify, defend and hold the other party harmless against any liability, cost or expense, including, without limitation, reasonable attorneys’ fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations or other dealings by the indemnifying party with any other broker.

17.16 Memorandum of Lease. At any time during the term of this Lease, either party, at its sole expense, shall be entitled to record a memorandum of this Lease and, if either party so requests, both parties agree to cooperate in the preparation, execution, acknowledgment and recordation of such document in reasonable form. If such a memorandum of lease is recorded, then upon expiration or termination of this Lease, Tenant agrees promptly to execute, acknowledge and deliver to Landlord, upon written request by Landlord, a Termination of Memorandum of Lease in such form as Landlord may reasonably request, for the purpose of terminating any continuing effect of the previously recorded memorandum of lease as a cloud upon title to the Property.

17.17 Organizational Authority. Each party to this Lease represents and warrants that the person signing this Lease on behalf of such respective party is fully authorized to do so and, by so doing, to bind such party.

17.18 Execution and Delivery. Submission of this Lease for examination or signature by Tenant does not constitute an agreement or reservation of or option for lease of the Premises. This instrument shall not be effective or binding upon either party, as a lease or otherwise, until executed and delivered by both Landlord and Tenant. This Lease may be executed in one or more counterparts and by separate parties on separate counterparts, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.

17.19 Survival. Without limiting survival provisions which would otherwise be implied or construed under applicable law, the provisions of Sections 2.5, 5.4, 7.2, 7.3, 7.4, 8.2, 9.6, 10.6, 17.5 and 17.16 hereof shall survive the termination of this Lease with respect to matters occurring prior to the expiration of this Lease.

17.20 Publicity.

(a) Landlord and its affiliates shall have the right to include Tenant’s name and to disclose pertinent business terms of this Lease on any rent rolls, tenant lists or other similar documents or reports that Landlord or its affiliates may submit from time to time to any lender or prospective lender, purchaser or prospective purchaser, or governmental or quasi-governmental authority (including, but not limited to, any filings by Landlord or any affiliate with the Securities and Exchange Commission (“SEC”) or any other securities regulatory body) in connection with Landlord’s ownership and operation of the Center. Landlord and its affiliates shall also have the right to include Tenant’s name and logo, in a commercially reasonable manner, in any press releases, annual reports, presentations or other materials prepared or circulated by Landlord or its affiliates from time to time for marketing or public relations purposes in connection with Landlord’s ownership and operation of the Center.

(b) Tenant shall not issue any press release or make any other media, promotional, advertising or other public disclosure regarding Landlord, any affiliate of Landlord, the Center, this Lease or any material terms of this Lease without Landlord’s express prior written approval, except as required under applicable law or by any governmental authority. Without limiting the generality of the foregoing, Tenant agrees to give Landlord no less than three (3) business days to review and provide comments on any proposed press release, publicity or other disclosure or filing relating to this Lease or any material terms thereof, regardless of whether Tenant contends that the applicable disclosure is required under applicable law or by any governmental authority. If Landlord objects to any proposed disclosure in whole or in part and Tenant believes that the proposed disclosure is required by law or by governmental authority, then Tenant shall either (i) modify or limit the proposed disclosure in such a manner as to address Landlord’s stated concerns or (ii) provide a written opinion from Tenant’s counsel stating that the proposed disclosure is indeed required by applicable law or governmental authority and describing with reasonable particularity the applicable requirements of such law or governmental authority. In connection with Tenant’s compliance (if applicable) with any disclosure requirements of the SEC, other securities regulatory bodies or other governmental authorities, Tenant agrees, upon written request by Landlord, to seek confidential treatment of information relating to Landlord, its affiliates, the Center, this Lease and the material terms thereof to the maximum extent permitted by the rules of the applicable governmental authority. Notwithstanding the foregoing, each party agrees that it will obtain its own legal advice with regard to its compliance with all applicable securities laws and regulations, and will not rely on any statements made by or on behalf of the other party relating to any such securities laws or regulations.

17.21 Parking. Landlord agrees that the Center Common Areas, taken as a whole, shall include parking in amounts sufficient to satisfy the minimum parking requirements of the City of Mountain View applicable to the Center from time to time, and that there shall be no additional cost or charge to Tenant for the nonexclusive, non-reserved use of such parking by Tenant and its employees and invitees. Landlord represents to Tenant that the existing parking in the Center consists of approximately 3.0 spaces per 1,000 square feet.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the Lease Commencement Date first set forth above.

“Landlord”			“Tenant”

BRITANNIA HACIENDA VIII, LLC, a			COMPLETE GENOMICS, INC., a
Delaware limited liability company			Delaware corporation

By:	HCP Estates USA Inc., Its
	Operations Manager and Member		By:	/s/ Robert J. Curson
			Name:	RJ Curson
	By:	/s/ Jonathan M. Bergschneider	Title:	CFO
Jonathan M. Bergschneider
Senior Vice President

EXHIBITS

EXHIBIT A-1	Site Plan (The Center)

EXHIBIT A-2	2071 Building

EXHIBIT A-3	2025 Building

EXHIBIT B	Workletter

EXHIBIT C	Form of Acknowledgment of Commencement Date

EXHIBIT A-1

SITE PLAN (THE CENTER)

EXHIBIT A-1 TO LEASE (Page 1 of 1)

EXHIBIT A-2

2071 BUILDING PLAN

EXHIBIT A-2 TO LEASE (Page 1 of 2)

EXHIBIT A-2 TO LEASE (Page 2 of 2)

EXHIBIT A-3

2025 BUILDING PLAN

EXHIBIT A-3 TO LEASE (Page 1 of 2)

EXHIBIT A-3 TO LEASE (Page 2 of 2)

EXHIBIT B

WORKLETTER

This Workletter (“Workletter”) constitutes part of the Lease dated as of October 31, 2008 (the “Lease”) between BRITANNIA HACIENDA VIII, LLC, a Delaware limited liability company (“Landlord”) and COMPLETE GENOMICS, INC., a Delaware corporation (“Tenant”). The terms of this Workletter are incorporated in the Lease for all purposes.

NOTE: The provisions of this Workletter are intended to apply only to the construction by Tenant of Tenant Improvements as defined in this Workletter. The work that Landlord is required to perform under Section 2.3 of the Lease (such work being defined in the Lease as “Landlord’s Work”) shall be governed solely by such Section 2.3 and any other applicable provisions of the main Lease, and not by this Workletter.

Since Tenant’s access to and occupancy of various portions of the Premises may occur in separate stages over a period of more than a year as provided in the Lease, the parties understand and acknowledge that the design and construction of the Tenant Improvements for such portions of the Premises may occur as a series of discrete events or processes, in which event the parties intend that except where the context or the express language of this Workletter requires otherwise, the procedures, time periods and other provisions of this Workletter may be applied separately to such design and construction of Tenant Improvements for each separate portion of the Premises.

1. Defined Terms. As used in this Workletter, the following capitalized terms have the following meanings:

(a) Approved TI Plans: As defined in Paragraph 2(a) hereof, plans and specifications prepared by the TI Architect for the Tenant Improvements and approved by the parties in accordance with Paragraph 2 of this Workletter, subject to further modification from time to time to the extent provided in and in accordance with such Paragraph 2.

(b) Cost of Improvement: See definition in Paragraph 2(c) hereof.

(c) Final TI Working Drawings: See definition in Paragraph 2(a) hereof.

(d) Project Manager: Project Management Advisors, Inc., or any other project manager designated by Landlord in its sole discretion from time to time to act in a project management or other similar capacity on behalf of Landlord, as contemplated in Paragraph 2(f) below, in connection with the design and construction of the Tenant Improvements.

(e) Tenant Improvements: The improvements to or within the Premises (excluding the existing improvements as turned over by Landlord on or prior to the respective Commencement Dates for various portions of the Premises and excluding Landlord’s Work) shown on the Approved TI Plans from time to time and to be constructed by Tenant pursuant to the Lease and this Workletter.

(f) Tenant’s Work: The Tenant Improvements to be constructed by Tenant pursuant to this Workletter, and such other improvements (if any) as Tenant deems necessary or appropriate for Tenant’s initial use and occupancy of the Premises. The provisions of this Workletter, as well as the provisions of Article 7 of the Lease (other than Section 7.1), shall govern the performance of such work by Tenant.

(g) TI Architect The architect for Tenant’s Work, which architect shall be selected by Tenant and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Upon such approval, the TI Architect shall be engaged by Tenant or, at Tenant’s election, by the TI General Contractor to design the Tenant Improvements.

(h) TI General Contractor: The general contractor for Tenant’s Work, which general contractor shall be selected by Tenant and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Upon such approval, the TI General Contractor shall be engaged by Tenant to construct the Tenant Improvements.

(i) Capitalized terms not otherwise defined in this Workletter shall have the definitions set forth in the Lease.

2. Plans, Cost of Improvements and Construction. Landlord and Tenant shall comply with the procedures set forth in this Paragraph 2 in preparing, delivering and approving matters relating to the Tenant Improvements.

(a) Approved Plans and Working Drawings for Tenant Improvements. Tenant shall promptly and diligently cause to be prepared and delivered to Landlord for approval (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord) proposed schematic plans and outline specifications for the Tenant Improvements. Following mutual approval of such proposed schematic plans and outline specifications by Landlord and by Tenant (as so approved, the “Approved Schematic Plans”), Tenant shall then cause to be prepared, promptly and diligently (assuming timely delivery by Landlord of any information and decisions required to be furnished or made by Landlord in order to permit preparation of final working drawings, all of which information and decisions Landlord will deliver promptly and with reasonable diligence), and delivered to Landlord for approval (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord) final detailed working drawings and specifications for the Tenant Improvements, including (without limitation) any applicable life safety, mechanical, electrical and plumbing working drawings and final architectural drawings (collectively, “Final TI Working Drawings”), which Final TI Working Drawings shall substantially conform to the Approved Schematic Plans. Upon receipt from Tenant of proposed schematic plans and outline specifications, proposed Final TI Working Drawings, any other plans and specifications, or any revisions or resubmittals of any of the foregoing, as applicable, Landlord shall promptly and diligently (and in all events within 10 days after receipt in the case of an initial submittal of schematic plans and outline specifications or proposed Final TI Working Drawings, and within 7 days after receipt in the case of any other plans and specifications or any revisions or resubmittals of any of the foregoing) either approve such proposed schematic plans and outline specifications or proposed Final TI Working Drawings, as applicable, or set forth in writing with particularity any changes necessary to bring the aspects of such proposed schematic plans and outline specifications or proposed Final TI Working

Drawings into a form which will be reasonably acceptable to Landlord. Notwithstanding any other provisions of this paragraph, Landlord reserves the right to condition its approval of any proposed schematic plans and outline specifications and/or any proposed Final TI Working Drawings upon reasonable specific modifications to reasonably facilitate future uses of the Building. Upon approval of the Final TI Working Drawings by Landlord and Tenant, the Final TI Working Drawings shall constitute the “Approved TI Plans,” superseding (to the extent of any inconsistencies) any inconsistent features of the previously existing Approved Schematic Plans.

(b) Approved Plans and Working Drawings for Any Other Tenant’s Work. To the extent Tenant wishes to perform, in the course of the initial build-out of the Premises, any alterations, additions or improvements which are not part of the Tenant Improvements, Tenant shall proceed in the same manner set forth in Paragraph 2(a) above to cause plans, specifications and working drawings for such alterations, additions and improvements to be prepared and delivered to Landlord for approval (which approval shall not be unreasonably withheld, conditioned or delayed by Landlord).

(c) Cost of Improvements. “Cost of Improvement” shall mean, with respect to any item or component for which a cost must be determined in order to allocate such cost, or an increase in such cost, to Tenant pursuant to this Workletter, the sum of the following (unless otherwise agreed in writing by Landlord and Tenant with respect to any specific item or component or any category of items or components): (i) all sums paid to contractors or subcontractors for labor and materials furnished in connection with construction of such item or component; (ii) all costs, expenses, payments, fees and charges (other than penalties) paid to or at the direction of any city, county or other governmental or quasi-governmental authority or agency which are required to be paid in order to obtain all necessary governmental permits, licenses, inspections and approvals relating to construction of such item or component; (iii) engineering and architectural fees for services rendered in connection with the design and construction of such item or component (including, but not limited to, the TI Architect for such item or component and an electrical engineer, mechanical engineer and civil engineer, if applicable); (iv) sales and use taxes; (v) testing and inspection costs; (vi) the cost of power, water and other utility facilities and the cost of collection and removal of debris required in connection with construction of such item or component; (vii) costs for builder’s risk insurance; and (viii) all other “hard” and “soft” costs incurred in the construction of such item or component in accordance with the Approved TI Plans (if applicable) and this Workletter; provided that the Cost of Improvements shall not include any internal or third-party costs incurred by Landlord.

(d) Construction of Tenant Improvements. Promptly following approval of the Approved TI Plans, Tenant shall apply for and use reasonable efforts to obtain the necessary permits and approvals to allow construction of the Tenant Improvements. Upon receipt of such permits and approvals, Tenant shall, at Tenant’s expense (subject to the application of the Tenant Improvement Allowance, and subject to any other applicable provisions of the Lease or of this Workletter expressly making any specific item of expense or cost the responsibility of Landlord), diligently construct and complete the Tenant Improvements substantially in accordance with the Approved TI Plans. Such construction shall be performed in a good and workmanlike manner and shall conform to all applicable governmental codes, laws and regulations in force at the time such work is completed. Without limiting the generality of the foregoing, Tenant shall be responsible for compliance of Tenant’s Work with the requirements of the Americans with Disabilities Act and all similar or related requirements pertaining to access by persons with disabilities.

(e) Changes. If Tenant at any time desires to make any changes, alterations or additions to the Approved TI Plans or to the approved plans for any other Tenant’s Work as described in Paragraph 2(b) above, such changes, alterations or additions shall be presented to Landlord and shall be subject to approval by Landlord in the same manner as the original plans submitted to and approved by Landlord pursuant to Paragraph 2(a) or 2(b), as applicable.

(f) Project Management. Unless and until revoked by Landlord by written notice delivered to Tenant, Landlord hereby designates Project Manager to advise and represent Landlord in connection with the design and construction of the Tenant Improvements (provided, that such general designation does not authorize Project Manager to exercise any approval rights, supervisory rights or other rights or powers of Landlord under this Workletter, and any such authorization or delegation of authority in the future with respect to specific rights or powers shall be effective only if and to the extent conveyed by written notice from Landlord to Tenant specifying in reasonable detail the specific rights and/or powers so delegated to Project Manager), and hereby requests that Tenant work with Project Manager with respect to any and all logistical or other coordination matters arising in the course of design and construction of the Tenant Improvements and any other Tenant’s Work, in which regard Project Manager’s role on behalf of Landlord may include (but need not be limited to) facilitating and assisting in coordination between teams performing Landlord’s Work (to the extent any such work overlaps with the construction of Tenant’s Work) and teams constructing the Tenant Improvements, reviewing and making recommendations to Landlord regarding disbursement of the Tenant Improvement Allowance, and monitoring Landlord’s and Tenant’s performance of their respective obligations under this Workletter and under the Lease in connection with the design and construction of the Tenant Improvements. Tenant acknowledges the foregoing designation and request, and agrees to cooperate reasonably with Project Manager as Landlord’s representative pursuant to such designation and request. Landlord shall be fully liable and responsible for the payment and performance of all of Landlord’s obligations under the Lease and under this Workletter, notwithstanding such designation of Project Manager as Landlord’s representative; however, Landlord’s designation of Project Manager as Landlord’s representative for the purposes contemplated in this paragraph shall not cause either Landlord or Project Manager to incur or be subject to any obligations or responsibilities for construction and delivery of the Tenant Improvements, provided that (in the case of Landlord) Landlord shall remain subject to those obligations and responsibilities that are expressly documented or assigned to Landlord elsewhere in the Lease or in this Workletter.

(g) Project Manager Fee; Other Third-Party Fees and Costs. Any fees or charges of Project Manager for services rendered to or on behalf of Landlord under this Workletter shall be at Landlord’s sole expense, and shall not be charged to Tenant or against the Tenant Improvement Allowance. Tenant shall, however, reimburse to Landlord, either by a charge against the Tenant Improvement Allowance (to the extent funds are available thereunder) or as a direct reimbursement to Landlord, an amount equal to the reasonable fees and costs incurred by Landlord for third-party review of proposed and/or revised plans, specifications, drawings and other design and construction documents for Tenant’s Work, to the extent such review is reasonably deemed by Landlord to be necessary or appropriate (including but not limited to, as applicable, review by architects, engineers, environmental consultants and other third-party professionals, but excluding any such review by Project Manager in light of Landlord’s responsibility for fees and charges of Project Manager as provided above). Any such direct reimbursement shall be due and payable within twenty (20) days after delivery to Tenant of Landlord’s written request for such reimbursement, accompanied by copies of invoices or other documentation reasonably supporting or evidencing the amounts for which reimbursement is claimed.

3. Payment of Costs. Subject to any restrictions, conditions or limitations expressly set forth in this Workletter or in the Lease or as otherwise expressly provided by mutual written agreement of Landlord and Tenant, the cost of construction of the Tenant Improvements shall be paid or reimbursed by Landlord up to a maximum amount equal to the Tenant Improvement Allowance (as defined below), which amount is being made available by Landlord to be applied towards the Cost of Improvements for the construction of the Tenant Improvements by Tenant in the Premises, less any reduction in or charge against such amount pursuant to any applicable provisions of the Lease or of this Workletter. Tenant shall be responsible, at its sole cost and expense, for payment of the entire Cost of Improvements of the Tenant Improvements in excess of the Tenant Improvement Allowance, including (but not limited to) any costs or cost increases incurred as a result of delays (unless caused by Landlord), governmental requirements or unanticipated conditions (unless caused by Landlord), and for payment of any and all costs and expenses relating to any alterations, additions, improvements, furniture, furnishings, equipment, fixtures and personal property items which are not eligible for application of Tenant Improvement Allowance funds under the restrictions expressly set forth below in this paragraph, but Tenant shall be entitled to use or apply the entire Tenant Improvement Allowance toward the Cost of Improvements of the Tenant Improvements (subject to any applicable restrictions, conditions, limitations, reductions or charges set forth in the Lease or in this Workletter) prior to being required to expend any of Tenant’s own funds for the Tenant Improvements. Subject to the provisions of clause (iii) below and to any other applicable provisions of this Workletter, the funding of the Tenant Improvement Allowance shall be made on a monthly basis or at other convenient intervals mutually approved by Landlord and Tenant and in all other respects shall be based on such commercially reasonable disbursement conditions and procedures as Landlord, Project Manager and Landlord’s lender (if any) may reasonably prescribe (which conditions may include, without limitation, delivery of invoices and/or other evidence reasonably satisfactory to Landlord or Project Manager that Tenant has expended or incurred expenses for the design and construction of Tenant Improvements for which the Tenant Improvement Allowance is eligible to be expended or applied, and delivery of conditional or unconditional lien releases from all parties performing the applicable work). Notwithstanding the foregoing provisions, (i) under no circumstances shall the Tenant Improvement Allowance or any portion thereof be used or useable by Tenant for any moving or relocation expenses of Tenant, or for any Cost of Improvement (or any other cost or expense) associated with any moveable furniture or trade fixtures (except as specifically authorized in the Lease, if applicable, or as specifically approved in writing by Landlord, in which event Landlord shall have the right, but not the obligation, to retain such moveable furniture or trade fixtures upon expiration of the Lease), personal property or any other item or element which, under the applicable provisions of the Lease, will not become Landlord’s property and remain with the Building upon expiration or termination of the Lease (including, without limitation, Tenant’s gene-sequencing machines as described in

Section 7.2 of the Lease); (ii) except as otherwise expressly provided in this Workletter or expressly approved by Landlord in writing, any portion of the Tenant Improvement Allowance which has not been claimed or drawn by Tenant within six (6) months after the later to occur of the Existing Premises Commencement Date or the Expansion Premises Commencement Date shall expire and shall no longer be available to Tenant thereafter; provided, however, that if Tenant timely and effectively exercises its expansion right under Section 1.3 of the Lease with respect to the 2025 Expansion Premises, then the expiration date for the 2025 Base TI Allowance and for any unused portion of the Additional TI Allowance shall be six (6) months after the 2025 Expansion Premises Commencement Date; and (iii) notwithstanding any other provisions of this Workletter or of the Lease, Landlord shall not be required to make any disbursement of funds from the Tenant Improvement Allowance unless and until Tenant has waived in writing the early termination right set forth in Section 2.1(c) of the Lease or such early termination right has expired by its terms by reason of Landlord’s delivery of possession of the Expansion Premises to Tenant, whichever occurs first, but upon such waiver or expiration, Landlord shall reimburse Tenant from the Tenant Improvement Allowance for any and all eligible expenditures previously incurred by Tenant with respect to the Premises and shall provide such reimbursement promptly upon Tenant’s compliance with the customary disbursement conditions contemplated above with respect to such previously incurred expenditures. The “Tenant Improvement Allowance” shall consist of the following specific amounts, as applicable, and such term shall refer collectively to all of such amounts to the extent that they become applicable and available under the terms of the Lease and of this Workletter:

(a) A “2071 Base TI Allowance” shall be made available for Tenant Improvements in the 2071 Building in the amount of Five Million Nine Hundred Forty-Eight Thousand Six Hundred Forty and No/100 Dollars ($5,948,640.00), calculated at the rate of $90.00 per rentable square foot on the area of the 2071 Building as set forth in the Lease. Tenant shall have the right to make a reasonable allocation of the 2071 Base TI Allowance between the Existing Premises and the Expansion Premises, all within the overall 2071 Building. The 2071 Base TI Allowance is provided as part of the basic consideration to Tenant under the Lease and will not result in any rental adjustment or additional rent beyond the rental amounts expressly provided in Section 3.1(a) and (c) (if applicable) of the Lease.

(b) An “Additional TI Allowance” shall be made available for Tenant Improvements in the 2071 Building in the amount of Two Million Six Hundred Forty-Three Thousand Eight Hundred Forty and No/100 Dollars ($2,643,840.00), calculated at the rate of $40.00 per rentable square foot on the area of the 2071 Building as set forth in the Lease. Such Additional TI Allowance shall be subdivided into two equal tranches, a “First Tranche of the Additional TI Allowance” in the amount of $1,321,920.00 and, if such First Tranche of the Additional TI Allowance is drawn down in full, a “Second Tranche of the Additional TI Allowance” in the further amount of $1,321,920.00. Tenant shall have the right to make a reasonable allocation of the Additional TI Allowance between the Existing Premises and the Expansion Premises, all within the overall 2071 Building, and shall also have the right to apply any unused portion of the Additional TI Allowance to the construction of Tenant Improvements in the 2025 Building (if applicable) as provided in paragraph (c) below. The Additional TI Allowance is not provided as part of the basic consideration to Tenant under the Lease, and any draw-down by Tenant of funds under the Additional TI Allowance will result in an obligation to pay Additional Monthly Rent in accordance with the provisions of Section 3.1(b) of the Lease.

(c) If Tenant makes a timely and effective exercise of its expansion option with respect to the 2025 Expansion Premises pursuant to Section 1.3 of the Lease, a “2025 Base TI Allowance” shall be made available for Tenant Improvements in the 2025 Expansion Premises in the amount of Five Hundred Forty-One Thousand Seven Hundred Seventy-Five and No/100 Dollars ($541,775.00), calculated at the rate of $25.00 per rentable square foot on the area of the 2025 Expansion Premises as set forth in the Lease. Assuming a timely and effective exercise of Tenant’s option under Section 1.3 of the Lease, the 2025 Base TI Allowance is provided as part of the basic consideration to Tenant under the Lease and will not result in any rental adjustment or additional rent beyond the rental amounts expressly provided in Section 3.1(a) and (c) (if applicable) of the Lease. In addition, to the extent there is any unused remaining balance of the Additional TI Allowance at the time Tenant is designing and constructing Tenant Improvements in the 2025 Expansion Premises, Tenant shall have the right to draw down funds from the Additional TI Allowance for application toward the Cost of Improvements for such Tenant Improvements in the 2025 Expansion Premises, with any such draw-down of Additional TI Allowance funds having the Additional Monthly Rent consequence described in the final sentence of paragraph (b) above.

(d) If Tenant makes a timely and effective exercise of its first refusal right under Section 1.4 of the Lease with respect to any portion of the First Refusal Premises, the amount of any tenant improvement allowance applicable to such First Refusal Premises and the terms and conditions governing use of such tenant improvement allowance (if any) shall be established pursuant to the First Refusal Notice and the lease amendment or other implementing agreement contemplated in Section 1.4(b) of the Lease.

4. Tenant’s Work. Tenant shall construct and install the Tenant Improvements in the Premises substantially in accordance with the Approved TI Plans, and shall construct and install any other Tenant’s Work substantially in accordance with the plans and specifications approved by Landlord for such other work. Tenant’s Work shall be performed in accordance with, and shall in all respects be subject to, the terms and conditions of the Lease, and shall also be subject to the following conditions:

(a) Contractor Requirements. The contractor engaged by Tenant for Tenant’s Work, and any subcontractors, shall be duly licensed in California, and the contractor shall be subject to Landlord’s prior written approval (in accordance with, and to the extent provided in, Paragraph 1(h) above). Tenant shall engage only union contractors for the construction of Tenant’s Work and for the installation of Tenant’s fixtures and equipment in the Building, and shall require all such contractors engaged by Tenant, and all of their subcontractors, to use only union labor on or in connection with such work, except to the extent Landlord determines, in its reasonable discretion, that the use of non-union labor would not create a material risk of labor disputes, picketing or work interruptions at the Center, in which event Landlord shall, to that extent, waive such union labor requirement at Tenant’s request.

(b) Costs and Expenses of Tenant’s Work. Subject to Landlord’s payment or reimbursement obligations under this Workletter and the Lease, Tenant shall promptly pay all costs and expenses arising out of the performance of Tenant’s Work (including the costs of permits) and shall furnish Landlord with evidence of payment on request. Tenant shall provide Landlord with at least five (5) business days prior written notice before commencing any

Tenant’s Work. On completion of Tenant’s Work, Tenant shall deliver to Landlord a release and unconditional lien waiver executed by each contractor, subcontractor and materialman involved in the construction of Tenant’s Work, except to the extent such delivery requirement is expressly waived in writing by Landlord with respect to any specific contractor, subcontractor or materialman or any category of contractors, subcontractors or materialmen.

(c) Tenant’s Indemnification. Tenant shall indemnify, defend (with counsel reasonably satisfactory to Landlord) and hold Landlord harmless from all suits, claims, actions, losses, costs and expenses (including, but not limited to, claims for workers’ compensation, attorneys’ fees and costs) based on personal injury or property damage or contract claims (including, but not limited to, claims for breach of warranty) arising from the performance of Tenant’s Work, except to the extent any such claims or other matters arise from gross negligence or willful misconduct by Landlord or its agents, employees or contractors or from Landlord’s failure to disburse funds from the Tenant Improvement Allowance in a timely manner, consistent with the requirements and procedures established for such disbursement under this Workletter. Subject to Section 10.4 of the Lease, Tenant shall repair or replace (or, at Landlord’s election, reimburse Landlord for the cost of repairing or replacing) any portion of Landlord’s Work and/or any of Landlord’s real or personal property or equipment that is damaged, lost or destroyed in the course of or in connection with the performance of Tenant’s Work, except to the extent (i) any such damage, loss or destruction is caused by gross negligence or willful misconduct of Landlord or its agents, employees or contractors, or (ii) any demolition, alteration or removal of existing improvements is explicitly contemplated in the Approved TI Plans as approved by Landlord.

(d) Insurance. Tenant’s contractors shall obtain and provide to Landlord certificates evidencing workers’ compensation, public liability and property damage insurance in amounts and forms and with companies satisfying the requirements of the Lease and of this Workletter, and Tenant shall provide to Landlord certificates evidencing Tenant’s compliance with the insurance requirements of Article 10 of the Lease (except to the extent any such requirements by their terms are clearly relevant only after Tenant’s commencement of business operations on the Premises) and of this Workletter, including, without limitation, the requirements of the Lease with respect to designation or coverage of additional insureds and the requirements of Section 10.1(f) of the Lease with respect to carriage of builder’s risk insurance on any Tenant Improvements being constructed by Tenant as part of Tenant’s Work. In addition, to the extent Landlord or Project Manager advises Tenant of any specific insurance requirements with respect to Tenant’s Work that are commercially reasonable and customary during a “course of construction” period (such as, but not limited to, designation of specified “additional insureds” who would not ordinarily be required to be named in that capacity during the Lease term under Article 10 of the Lease), Tenant shall comply and/or cause its contractors to comply, as applicable, with such additional requirements.

(e) Rules and Regulations; Construction Signage. Tenant and Tenant’s contractors shall comply with any other rules, regulations and requirements that Landlord or Project Manager or Landlord’s property manager or the TI General Contractor may reasonably impose with respect to the performance of Tenant’s Work. Tenant’s agreement with Tenant’s contractors shall require each contractor to provide daily cleanup of the construction area to the extent that such cleanup is necessitated by the performance of Tenant’s Work. Any temporary construction signage (including, but not limited to, directional signage and/or identifying signage) which Tenant or any of its contractors or subcontractors may wish to place anywhere in or about the Property shall be subject to all of the provisions of Section 7.5 of the Lease, including (but not limited to) prior written approval of the location, size, design and composition of such signage by Landlord, or by either Project Manager or Landlord’s property manager on behalf of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.

(f) Risk of Loss. All materials, work, installations and decorations of any nature brought onto or installed in any portion of the Premises, by or at the direction of Tenant or in connection with the performance of Tenant’s Work, prior to the applicable Commencement Date with respect to such portion of the Premises, shall be at Tenant’s risk, and neither Landlord nor any party acting on Landlord’s behalf shall be responsible for any damage, loss or destruction thereof from any cause whatsoever.

(g) Condition of Tenant’s Work. All work performed by Tenant shall be performed in a good and workmanlike manner, shall be free from defects in design, materials and workmanship, and shall be completed in compliance with the plans approved by Landlord for such Tenant’s Work in all material respects and in compliance with all applicable governmental laws, ordinances, codes and regulations in force at the time such work is completed. Without limiting the generality of the foregoing, Tenant shall be responsible for compliance of all Tenant Improvements with the requirements of the Americans with Disabilities Act and all similar or related requirements pertaining to access by persons with disabilities.

(h) As-Built Drawings; Permits. At the conclusion of construction of Tenant Improvements in each respective portion of the Premises, Tenant shall cause the TI Architect and TI General Contractor (i) to update the approved plans for all Tenant’s Work in such portion of the Premises as necessary to reflect all changes made to such approved plans during the course of construction, (ii) to certify to the best of their knowledge that the “record set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (iii) to deliver to Landlord, within sixty (60) day after issuance of a certificate of occupancy for the applicable portion of the Premises or for the applicable Tenant’s Work, (A) two (2) sets of copies of such record set of drawings and (B) a copy of the final, signed version of each building permit for the applicable Tenant’s Work.

5. No Agency. Nothing contained in this Workletter shall make or constitute Tenant as the agent of Landlord.

6. Survival. Without limiting any survival provisions which would otherwise be implied or construed under applicable law, the provisions of Paragraph 4(c) of this Workletter shall survive the termination of the Lease with respect to matters occurring prior to expiration of the Lease.

7. Miscellaneous. All references in this Workletter to a number of days shall be construed to refer to calendar days, unless otherwise specified herein. In all instances where Landlord’s or Tenant’s approval is required, if no written notice of disapproval is given within the applicable time period, at the end of that period Landlord or Tenant, as applicable, shall be deemed to have given approval (unless the provision requiring Landlord’s or Tenant’s approval expressly states that non-response is deemed to be a disapproval or withdrawal of the pending action or request, in which event such express statement shall be controlling over the general statement set forth in this sentence) and the next succeeding time period shall commence. If any item requiring approval is disapproved by Landlord or Tenant (as applicable) in a timely manner, the procedure for preparation of that item and approval shall be repeated.

IN WITNESS WHEREOF, the parties have executed this Workletter as of the date first set forth above.

“Landlord”			“Tenant”

BRITANNIA HACIENDA VIII, LLC, a			COMPLETE GENOMICS, INC., a
Delaware limited liability company			Delaware corporation

By:	HCP Estates USA Inc., a Delaware corporation, Its Operations Manager and Member		By:	/s/ Robert J. Curson
			Name:	RJ. Curson
	By:	/s/ Jonathan M. Bergschneider	Title:	CFO
Jonathan M. Bergschneider
Senior Vice President

EXHIBIT C

ACKNOWLEDGMENT OF COMMENCEMENT DATE

This Acknowledgment is executed as of                     , 20    , by BRITANNA HACIENDA VIII, LLC, a Delaware limited liability company (“Landlord”), and COMPLETE GENOMICS, INC., a Delaware corporation (“Tenant”), pursuant to Section 2.4 of the Lease dated October , 2008 between Landlord and Tenant (the “Lease”) covering premises located at 2071 Stierlin Court (and, if applicable, 2025 Stierlin Court), Mountain View, CA 94043 (the “Premises”). This Acknowledgment is executed specifically with reference to the portion of the Premises defined in the Lease as the [Existing] [Expansion] [2025 Expansion] [First Refusal] Premises.

Landlord and Tenant hereby acknowledge and agree as follows:

1. The [Existing] [Expansion] [2025 Expansion] [First Refusal] Commencement Date under the Lease is                     , 20    .

2. The termination date under the Lease is August 31, 2016, subject to any applicable provisions of the Lease for extension or early termination thereof.

3. The square footage of the Premises as of the date of this Acknowledgment, including the portion of the Premises specifically covered by this Acknowledgment and all other portions (if any) of the Premises for which a Commencement Date has already occurred, is                      square feet.

4. Tenant accepts the [Existing] [Expansion] [2025 Expansion] [First Refusal] Premises, subject only to Landlord’s warranties, representations and obligations expressly set forth in the Lease with respect to such Premises.

This Acknowledgment is executed as of the date first set forth above.

“Landlord”			“Tenant”

BRITANNIA HACIENDA VIII, LLC, a Delaware limited liability company			COMPLETE GENOMICS, INC., a Delaware corporation

By:	HCP Estates USA Inc., a Delaware corporation, Its Operations Manager and Member		By:
Name:
Title:

By:
Jonathan M. Bergschneider
Senior Vice President

EXHIBIT C TO LEASE